Exhibit 2.B.1

AMENDED AND RESTATED

OPERATING AGREEMENT OF

CERES COIN LLC

This AMENDED AND RESTATED OPERATING AGREEMENT (said agreement, as the same may be amended, modified, supplemented and/or replaced from time to time, collectively this “Agreement”) restates the Amended and Restated Operating Agreement made as of December 13, 2024, and is effective as of February 21, 2025 (the “Effective Date”), by and among CM SOLUTIONS LLC, a Delaware limited liability company (the “ Original Member”), and each of the Managers (as hereinafter defined) . The Original Member, on or about the Effective Date acquired all of the equity interests, and related member interests, in Ceres Coin LLC (the “Company”) from Clearfield Communications, LLC (“Clearfield”).

NOW, THEREFORE, for good and valuable consideration, the parties, intending legally to be bound, hereby agree as follows:

ARTICLE 1 DEFINED TERMS

The following capitalized terms shall have the meanings specified in this Article. Other terms are defined in the text of this Agreement; and, throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

“Act” means the Delaware Limited Liability Company Act, 6 Del.C. § 18-101, et seq., as amended and in effect from time to time. Statutory references are supplied where appropriate and unless otherwise noted refer to the Act.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in the Capital Account of such Member as of the end of the relevant fiscal year, after giving effect to the following adjustments: (a) credit to such Capital Account any amounts that such Member is obligated to restore pursuant to any provision of this Agreement; (b) credit to such Capital Account the Member’s share of Company Minimum Gain and the Member’s amount of Member Nonrecourse Debt Minimum Gain; and (c) debit to such Capital Account any items described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means: (a) with respect to any Member, any Person controlling, controlled by, or under common control with such Member, whether by stock ownership or otherwise; (b) with respect to the Company, any corporate entity controlling, controlled by, or under common control with the Company, whether by stock ownership or otherwise. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person or corporate entity, whether through the ownership of voting securities or otherwise.

“Applicable Law” means all applicable provisions of: (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any governmental authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority

“Bankruptcy” means, unless otherwise provided in the Certificate of Formation or in this Agreement, or with the written consent of all Members, a Member shall:

Make an assignment for the benefit of creditors;

File a voluntary petition in bankruptcy;

Be adjudged a bankrupt or insolvent, or has entered against such Member an order for relief, in any bankruptcy or insolvency proceeding;

File a petition or answer seeking for herself or himself any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;

File an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the member in any proceeding of this nature; or

Seek, consent to, or acquiesce in the appointment of a trustee, receiver, or liquidator of such Member, or of all or any substantial part of such Member’s properties;

Seek, consent to, or acquiesce to any proceeding against such Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, which is not dismissed within one hundred twenty (120) days after its commencement; and/or

Seek, consent to, or acquiesce in the appointment of any trustee, receiver, or liquidator of such Member or of all or any substantial part of such Member’s properties, which is not vacated within ninety (90) days after such appointment or otherwise stayed (and vacated within ninety (90) days after the expiration of any such stay).

“Board” has the meaning given such term in Section 6.1 below.

“Business Purpose” means, individually and collectively as the case may be:

(a)           protecting or preserving the Company and/or its assets;

(b)           the payment of taxes, insurance, service of indebtedness, amortization of indebtedness, repairs, replacements or renewals, management fees or other costs and expenses incident to the Company’s business;

(c)           adequately providing for the expected current or future debt, revenue share, or similar obligations of the Company (whether the same are conditional are unconditional);

(d)           adequately providing for the expected current and future operating and working capital needs of the Company;

(e)           otherwise providing for the long-term goals of the Company, including without limitation, the establishment of Reserves for unforeseen or contingent liabilities, debts and obligations; and/or

(f)            any purposes reasonably related to one or more of the foregoing;

in each case as determined by the Board, from time to time, in its commercially reasonable discretion.

“Blockchain Net Income” shall have the meaning given to such term in the Token Rights Agreement.

“Capital Account” means the account maintained by the Company for each Member in accordance with the provisions of Section 3.6 of this Agreement.

“Capital Contribution” or “Capital Contributions” means, with respect to a particular Member at any given time, the total amount of cash (constituting of US currency, or another currency equivalent if the Board elects, in its discretion, to permit any other currency to be contributed as a capital contribution), the fair market value of any other Property contributed or deemed contributed under Regulation Section 1.704-1(b)(2)(iv)(d) to the Company by such Member (to the extent the Board elects to permit the contribution to Company of any non-cash item), net of liabilities assumed or to which the Property is subject, and the fair market value of services rendered to the Company (to the extent the Board elects to permit any such services be contributed to Company as a capital contribution).

“Certificate of Formation” has the meaning given such term in Section 2.1.

“CM Solutions” means CM SOLUTIONS LLC, a Delaware limited liability company, its successors and assigns.

“Clearfield” means Clearfield communications, LLC, a Delaware limited liability company.

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Company” means Ceres Coin LLC, a Delaware limited liability company.

“Company Minimum Gain” has the same meaning as the term “partnership minimum gain” in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Covered Person” or “Covered Persons” means, individually and collectively as the case may be, each: (a) Member; (b) each officer, director, shareholder, partner, member, Affiliate, employee, agent or representative of each Member (and each of their Affiliates); (c) Manager of the Company; and (d) Officer of the Company.

“Distributable Cash” means, at any given time and with respect to a particular period, the positive result of the following (if any) as measured for such period:

(a)          the sum of all then available cash, cash equivalents and other liquid assets (including interest received on reserves) of the Company (if any), provided such sum shall exclude the portion of Gross Cash Income payable to Clearfield, CMS and Greg Anderson in accordance with Section 5.1(b) below, with the result that “Distributable Cash” shall constitute the net amount of such remaining cash, cash equivalents and other liquid assets of the Company, and such sum shall be calculated as follows:

(i)	the aggregate sum of:

a.	funds derived from the operations of the Company during the subject period;

b.	investment income and investment gain of the Company actually received during the subject period;

c.	financings and re-financings by the Company (if any); and

d.	amounts released from Reserves (if any);

(ii)	less the aggregate sum of:

a.	all amounts paid or payable by the Company during the subject period with respect to operating expenses, managements fees, capital expenditures, obligations to (w) CMS, Clearfield and Greg Anderson pursuant to the Side letter (out of the receipts listed in clause (i) of this definition), (x) Token Holders (pursuant to Section 5.1 below), (y) Members (pursuant to Section 5.1 below) and (z) any other principal and/or interest payments on indebtedness (of any kind), and all other monetary obligations and expenses (of any kind) of the Company; and

b.	the aggregate amount of all new sums allocated as Reserves (if any) established by the Board (in their sole discretion) during, or otherwise affecting, the subject period.

“Distribution” means the Company’s direct or indirect transfer of money or other Property to a Member.

“Economic Interest” means, with respect to a particular Member at any given time, such Member’s allowable share of the Profit and Loss of and the right to receive liquidating Distributions and nonliquidating Distributions from the Company pursuant to this Agreement. Without limiting the generality of the forgoing, for purposes of making this Agreement, the Economic Interest of a particular Member at any given time can be expressed numerically as the percentage resulting from: (a) the then total number of Units owned by such Member; divided by

(b) the then total number of outstanding Units.

“Effective Date” shall have the meaning set forth in the preamble of this Agreement.

“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

“Governmental Agency” means, individually and collectively as the case may be, the Secretary of State and any other applicable governmental or quasi-governmental agency, board, bureau, commission, department, court, administrative tribunal or other instrumentality or authority, and/or public utility.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)           The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Board;

(b)           The Gross Asset Values of all items of Property shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account) as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for all or a portion of an Economic Interest in the Company; (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and (iv) in connection with the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a partner capacity in anticipation of being a Member. Notwithstanding the foregoing, an adjustment described in clauses (i), (ii) or (iii) of this paragraph shall be made only if the Board reasonably determines that such adjustment is necessary to reflect the relative Economic Interests of the Members in the Company;

(c)           The Gross Asset Value of any item of Property distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such item on the date of Distribution as determined by the Board;

(d)           The Gross Asset Value of each item of Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to: (i) Regulations Section 1.704-1(b)(2)(iv)(m); and (ii) subparagraph (e) of the definition of “Profit” and “Loss” or Section 4.3 of this Agreement, provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph

(b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (a), (b), or (d), such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset, for purposes of computing Profit and Loss.

(e)           “Involuntary Withdrawal” means: (a) with respect to any Member who is a natural person, the death, divorce, Bankruptcy, or court declaration of incompetence of such Member; and (b) with respect to any Member who is not a natural person, the dissolution, termination of existence, or liquidation of such Member. Notwithstanding the foregoing, with respect to any Member who is not a natural person, the voluntary dissolution, termination, or liquidation of such Member shall be deemed a “Voluntary Withdrawal” for purposes of this Agreement.

“Gross Cash Income” means the sum of all then available cash, cash equivalents and other liquid assets (including interest received on reserves) of the Company (if any), which constitute ordinary or capital gains income on the Company’s books, but exclusive of any Distributable Liquida/on Proceeds.

“Liquidation” shall have the meaning given to such term in the Token Rights Agreement. “Liquidation Costs” shall have the meaning given to such term in the Token Rights

Agreement.

“Manager” has the meaning given such term in Section 6.1 below.

“Member” means CM Solutions, currently, and hereafter each Person who as of any applicable time, date or period has been admitted as a Member, or who has acquired membership interests in the Company in accordance with this Agreement.

“Member Obligations” means, with respect to a particular Member, the sum of all amounts due under any written agreement(s) to which such Member and the Company are parties, including, but not limited to, all amounts owed pursuant to Section 5.4, if any, and all attorneys’ fees, paralegals’ fees, expert witness fees, court costs, and all other costs of enforcement of such agreements.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Membership Rights” means all of the rights of a Member in the Company, including a Member’s: (a) Economic Interest; (b) right to inspect the Company’s books and records; (c) right to participate in the management of and vote on matters coming before the Company as provided in this Agreement; and (d) unless this Agreement or the Certificate of Formation provides to the contrary, right to act as an agent of the Company.

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).

“Officer” has the meaning given such term in Section 6.5(a).

“Operating Costs” shall have the meaning given to such term in the Token Rights Agreement.

“Person” means and includes any individual, partnership, domestic or foreign limited partnership, limited liability company or foreign limited liability company, trust, estate, association, corporation, governmental body, or other juridical person.

“Prime Rate” means the rate of interest published in the “Money Rates” section of The Wall Street Journal on the business day preceding the date of the subject event. If more than one Prime Rate is published in The Wall Street Journal for a day, the average of the Prime Rates so published shall be used. If The Wall Street Journal ceases to publish the Prime Rate, the Board shall select a comparable publication or service that publishes such Prime Rate, or its equivalent, and if such Prime Rate is no longer published, then the rate publicly announced by one of the ten largest money center banks in the United States (as selected by the Company in its discretion) as its “prime” or “reference” rate shall be substituted.

“Profit” and “Loss” means, for each taxable year of the Company (or other period for which Profit or Loss must be computed), the Company’s taxable income or loss determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)           Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss pursuant to this definition of “Profit” and “Loss” shall be added to such taxable income or loss;

(b)           Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profit or Loss pursuant to this definition of “Profit” and “Loss” shall be subtracted from such taxable income or loss;

(c)           In the event the Gross Asset Value of any Property is adjusted pursuant to subparagraphs (a) or (b) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of item of the Property) or an item of loss (if the adjustment decreases the Gross Asset Value of the item of Property) from the disposition of such Property and shall be taken into account for purposes of computing Profit or Loss;

(d)           Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value; and

(e)           To the extent an adjustment to the adjusted tax basis of any item of Property pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a Distribution other than in liquidation of a Member’s Economic Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the item of Property) or loss (if the adjustment decreases such basis) from the disposition of such item of Property and shall be taken into account for purposes of computing Profit or Loss.

“Property” means any property, real or personal, tangible or intangible, including cash and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.

“Regulation” means the federal income tax regulations, including any temporary regulations, promulgated under the Code, from time to time.

“Reserves” means such reserve amount(s) established by the Board (in their sole discretion) and maintained, in one or more accounts held by the Company, for a particular Business Purpose.

“Rights Holder” means any Person admitted as a Token Holder as defined in the Token Rights Agreement. Rights Holders shall not be considered as a Member of the Company solely by reason of being a Rights Holder.

“Secretary of State” means the Delaware Secretary of State.

“Side Letter” has the meaning given such term in Section 3.11 below.

“Simple Majority-in-Interest” means the Member(s) owning at least fifty-one percent (51%) of the issued and outstanding Units of the Company.

“Sound Accounting Principles” shall have the meaning given to such term in the Token Rights Agreement.

“Super Majority-in-Interest” means the Member(s) owning at least seventy-five percent (75%) of the issued and outstanding Units of the Company.

“Token Rights Agreement” means the Token Rights Agreement in the form attached hereto as Schedule B, as the same may be amended from time to time, which, among other things, provides for the rights, preferences, and obligations of the Company and the holders of its Tokens, as defined in the Token Rights Agreement.

“Transfer” means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, means voluntarily sell, hypothecate, pledge, assign, or otherwise transfer.

“Unit” refers to an ownership interest in the Company as reflected on Schedule A (as the same may be amended, modified, supplemented and/or replaced from time to time) and as adjusted by the Board from time to time to account for any transfers or new issuance of Units, pursuant to the terms hereof (which adjustment shall be reflected on Schedule A). A Unit represents any and all benefits to which the Member holding such Unit may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

“Unreturned Capital Contribution” means, with respect to a particular Member at any given time, an amount equal to: (a) the then aggregate amount of the Capital Contributions made to the Company by such Member for his/her/its Units; less (b) the then aggregate amount of Distributions made to such Member pursuant to Section 5.1(a). If any Person transfers all or a portion of their Units in accordance with the terms of this Agreement, the transferee shall succeed to the Unreturned Capital Contribution of the transferor to the extent that it relates to the transferred Units.

“Voluntary Withdrawal” and “Voluntarily Withdraw” means and refers to a Member’s dissociation from the Company by means other than Involuntary Withdrawal and includes an intentional attempt to Transfer any Units, Membership Rights or Economic Interest in violation of Section 8.1. A Voluntary Withdrawal is deemed to be a wrongful dissociation unless permitted under Section 8.1.

ARTICLE 2

FORMATION AND NAME, OFFICE, PURPOSE, TERM, AND MEMBERS

2.1               Organization. As of the date hereof, the parties have duly filed a certificate of formation (as the same may be amended or modified from time to time, the “Certificate of Formation”) with the Secretary of State and the Company is validly organized as a limited liability company under, and pursuant to, the Act.

2.2               Name of the Company. The name of the Company shall be the name set forth in the preamble to this Agreement. Notwithstanding the forgoing, the Company may do business under that name and under any other name or names upon which the Board determines are registered with the appropriate Governmental Agency; provided, however, if the Company does business under a name other than that set forth in its Certificate of Formation, then the Company shall comply with all applicable sections of the Act in the registration thereof.

2.3               Purpose. The Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.

2.4               Term. The term of the Company began upon the filing of the Certificate of Formation by the Secretary of State and shall continue in existence in perpetuity unless its existence is sooner terminated pursuant to Section 9.1 of this Agreement.

2.5               Principal Place of Business. The principal executive office of the Company shall be fixed by the Board from time to time within or outside the State of Delaware.

2.6               Registered Office; Registered Agent. The name and address of the Company’s registered agent and registered office in the State of Delaware shall be as set forth in its Certificate of Formation, or as otherwise subsequently determined by the Board in its sole discretion (provided the Certificate of Formation is appropriately modified pursuant to the Act).

2.7               Members and Member Admission.

(a)           Members. The name of each Member is, and will be, set forth on Schedule A (as the same may be amended, modified, supplemented and/or replaced from time to time). The Board will cause Schedule A to be amended from time to time, as necessary and without further consent of the Members, to reflect changes in the information set forth therein; including: (i) to reflect changes resulting from the admission of additional or substituted Members; (ii) the purchase or issuance of additional Units by the Company; and/or (iii) the redemption of any Units.

(b)           Member Admission. No Person may become a Member without first executing a counterpart signature page or joinder (in each case in a form acceptable to the Board) to this Agreement, pursuant to which such Person agrees to be bound by, and subject to, the terms of this Agreement.

(c)           Formation of Company. Except as modified by this Agreement, the rights and duties of the Board and each of the Members shall be as provided in the Act. For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Board and each of the Members executing this Agreement hereby agree to the terms and conditions of this Agreement as it may from time to time be amended according to its terms. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make this Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

2.8               No Payment of Individual Obligations. Notwithstanding anything to the contrary hereunder, the parties hereby acknowledge and agree that the credit and Property of the Company shall be used solely for the benefit of the Company and no Property of the Company shall be transferred or encumbered for, or in, payment of the individual obligation of any Member, Manager or other Person.

ARTICLE 3

CAPITAL, UNITS, CLASSES OF UNITS, CAPITAL ACCOUNTS, TOKENS

3.1               Intentionally Omitted.

3.2               No Personal Liability; No Obligation To Restore Deficit Capital Account Balance. Except as set forth in the Act, no Member will have any personal liability for any obligations of the Company. Except as is specifically provided otherwise in this Agreement, in the Act, or as required by the Board, no Member has any liability or obligation to restore a negative or deficit balance in such Member’s Capital Account.

3.3               No Interest on Capital Contributions. No Member will be paid interest on its Capital Contributions.

3.4               Return of Capital Contributions. Except as otherwise provided in this Agreement or by law, no Member will have the right to receive the return of any Capital Contribution.

3.5               Form of Return of Capital. If a Member is entitled to receive a return of a Capital Contribution, the Board in its sole discretion may distribute cash, notes, or other Property, or a combination thereof to the Member in return of the Capital Contribution.

3.6               Units.

(a)           Single Class of Units. Subject to Section 3.6(c) below: (i) the Company shall have a single class of Units; (ii) each Units is, and shall at all times be, a voting Unit; and (iii) each Unit will entitle the holder thereof to one (1) vote on any and all matters submitted to a vote of the “Members” pursuant to this Agreement and/or the Act.

(b)           Unit Holdings. Each Member, their respective Unit holdings, and their initial Capital Contribution(s) which relate to such Units are as set forth on Schedule A (as the same may be amended, modified, supplemented and/or replaced from time to time).

(c)           Additional Units. The Company is authorized to issue as many Units, and as many classes of Units, as the Board deems necessary from time to time.

3.7               Capital Accounts.

(a)	Maintenance. A separate Capital Account shall be maintained for each Member.

(b)           Credits. A Member’s Capital Account shall be credited with: (i) such Member’s Capital Contributions; (ii) the amount of any Company liabilities assumed by such Member (or which are secured by Property of the Company distributed to such Member); (iii) such Member’s distributive share of Profit; and (iv) any item in the nature of income or gain specially allocated to such Member pursuant to the provisions of ARTICLE 4 of this Agreement.

(c)           Debits. A Member’s Capital Account shall be debited with: (i) the amount of money and the fair market value of any Property of the Company distributed to such Member;

(ii) the amount of any liabilities of such Member assumed by the Company or which are secured by Property contributed by such Member to the Company; (iii) such Member’s distributive share of Loss; and (iv) any item in the nature of expenses or losses specially allocated to such Member pursuant to the provisions of ARTICLE 4 of this Agreement.

(d)           Transfer. If a Member’s Units are Transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Units.

(e)           Compliance with Regulations. It is intended that the Capital Account of each Member shall be maintained in compliance with the provisions of Code Section 704(b) and Regulation Section 1.704-1(b), and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with those provisions. In the event the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed Property or which are assumed by the Company or any Member), are computed in order to comply with such provisions, the Board may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to ARTICLE 5 hereof. The Board shall also (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulation Section 1.704-1(b)(2)(iv)(q); and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulation Section 1.704-1(b).

3.8               Loans. The Company may borrow funds in such amounts and upon such terms as the Board determines. Loans or contracts made by any Member to the Company shall not be considered to be Capital Contribution to the Company.

3.9               Certificates for Units. Unless otherwise determined by the Board, all Units shall be uncertificated and evidenced . by book entry only.

3.10             Closing Interest Transfer Books-Record Date.

(a)           In order for the Company to be able to determine the Members entitled to notice of any meeting/vote, entitled to receive payment of any dividend or other Distribution, and/or entitled to exercise any other rights pursuant to the terms hereof and/or Applicable Law, the Board may fix, in advance, a record date. With respect to: (i) Distributions to be made pursuant to the terms hereof, such record date shall be no earlier than the date the Manager determines that a Distribution is to be made pursuant to the terms hereof; and (ii) all meetings, actions and other exercises of rights, such record date shall be no earlier than sixty (60) days prior to the expected date of such event.

(b)           Notwithstanding the forgoing or anything contained herein to the contrary: (i) If no record date is fixed, the record date for determining the Members entitled to notice of or to vote at a meeting of the Members shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held; and (ii) the record date for determining the Members entitled to give consent to corporate action in writing without a meeting, when no prior action by the Board is necessary, shall be the day on which the first written consent is given.

3.11            Tokens As of the date hereof, the Company has issued 66 million Tokens, and the Company has the ability to issue up to an additional 234 million Tokens. As set forth in Section 5 of that certain side letter of even date from the Company to Clearfield Communications, LLC, CMS and 4 individuals who previously owned all of the equity interests in Turtle Shark Capital, LLC (the “Side Letter”), the Company has to date committed to issue an additional 144 million Tokens to various individuals and/or entities (as set forth in the Side Letter), leaving a residual 90 million Tokens which may be issued by the Company in the future. It is understood that the issuance of any and/or all of said residual Tokens shall require the affirmative vote of a Super Majority-in-Interest. It is also understood that the Company shall maintain a ledger for the Tokens, and the ownership of each Token shall be based up the ownership for each Token as reflected on the Company’s books and records, based upon the information the Company receives from each Token’s chaincode. The various terms, rights and benefits relating to the Tokens are all set forth in the Token Rights Agreement, which is attached hereto as Schedule B. As set forth in the Token Rights Agreement, the Tokens are, and will at all times be, electronic assets, which constitute a limited security interest issued by the Company. It is understood that certain transactions related to each Token (including certain payments to be made between the parties) as provided for herein will be affected through the chaincode which is the Token and may not require any further action or consent by the Token Holder or the Company. The Company has undertaken a number of obligations with respect to the Tokens and the Token Holders, all of which are set forth in the Token Rights Agreement, and this agreement also sets forth various rights, obligations, benefits and restrictions which pertain to the Tokens and the Token Holders, as the case may be.

ARTICLE 4

ALLOCATIONS OF INCOME, DEDUCTIONS, AND OTHER ITEMS

4.1            Allocation of Profit or Loss.

(a)           General Rule of Allocation. After giving effect to the special allocations of Section 4.3 in the order set forth therein and subject to the other provisions of this Section, Profit or Loss for any taxable year of the Company shall be allocated among the Members as follows:

(i)	Profit shall be allocated in the following order of priority:

First, to the Members, in proportion to the cumulative amount of Loss allocated to such Members pursuant to Section 4.1(a)(ii) until the cumulative amount of Profit allocated to the Members pursuant to this Section equals the cumulative amount of Loss allocated to the Members pursuant to Section 4.1(a)(ii);

Thereafter, to the Members in proportion to the Units held by such Members.

(ii)	Loss shall be allocated in the following order of priority:

First, to the Members, in proportion to the cumulative amount of Profit allocated to such Members pursuant to Section 0 above, until the cumulative amount of Loss allocated to the Members pursuant to this Section equals the cumulative amount of Profit allocated to the Members pursuant to Section 0 above; and

Second, to the Members proportionately in accordance with their respective positive Capital Accounts until reduced to zero; and

Thereafter, to the Members, pro-rata, in proportion to their respective Economic Interests.

(b)           Limitation on Allocation of Loss. Loss allocated pursuant to Section 4.1(a) shall not exceed the maximum amount of Loss that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of the taxable year. In the event some, but not all, of the Members would have an Adjusted Capital Account Deficit at the end of the taxable year as a consequence of an allocation of Loss pursuant to Section 4.1(a) of this Agreement, the limitation set forth herein shall be applied on a Member by Member basis and Loss not allocable to any Member as a result of such limitation shall be allocated to the other Members, in proportion to such other Members’ positive Capital Accounts, to the extent that the allocation would not cause such other Members to have an Adjusted Capital Account Deficit.

(c)           Allocation of Pre-Contribution Gain on Contributed Property. In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any non-cash Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such non-cash Property to the Company for federal income tax purposes and the value of such non-cash Property credited to the contributing Member’s Capital Account using any method permitted by the Regulations under Code Section 704(c) as determined by the Board. Allocations pursuant to this Section 4.1(c) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing any Member’s Capital Account, share of Profit or Loss, Distributions, or other items pursuant to any provision of this Agreement.

(d)           Other Items. Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, credit, and any other allocations not otherwise provided for shall be allocated among the Members in the same proportions as they share Profit or Loss, as the case may be, for the taxable year.

4.2            Rules for Allocation.

(a)           Except as otherwise provided in Section 4.2(b), Profit or Loss shall be allocated among each Person shown on the records of the Company to have been a Member of the Company as of the last day of the taxable year for which the allocation is to be made.

(b)           Unless the Board elects to separate the taxable year into segments, if there is a change in a Member’s Units during the taxable year, the Profit or Loss for such taxable year shall be allocated between the original Member and the successor or remaining Member on the basis of the number of days each was a Member during the taxable year. Depreciation, amortization and similar items shall be deemed to accrue ratably on a daily basis over the entire year during which the corresponding asset is owned by the Company for the entire year, and over the portion of a year after such asset is placed in service by the Company if such asset is placed in service during the year.

4.3               Special Allocations. The special allocations of this Section shall be made before the allocations in Section 4.1 and in the order set forth herein.

(a)	Allocations Attributable to Nonrecourse Liabilities.

(i)            Notwithstanding any other provision of this ARTICLE 4, but subject to the exceptions set forth in Regulation Sections 1.704-2(f)(2), (3), (4) or (5), if there is a net decrease in Company Minimum Gain for a taxable year, each Member shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). This Section 4.3(a)(i) is intended to comply with the partnership minimum gain charge back requirement in Regulation Section 1.704-2(f) and shall be interpreted consistently therewith, with all exceptions allowed thereby. A Member’s share of any decrease in Company Minimum Gain resulting from a revaluation of Property of the Company equals the increase in the Capital Account of such Member attributable to the revaluation to the extent the reduction in minimum gain is caused by the revaluation. The Company Minimum Gain charge back shall consist first of income and gain from the disposition of Property of the Company subject to Company Nonrecourse Liabilities, with the remainder of the Company Minimum Gain chargeback, if any, made up of a pro rata portion of the Company’s other items of income and gain for such year, and shall be determined in accordance with Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provisions. If such income and gain from the disposition of Property of the Company exceeds the amount of Company Minimum Gain chargeback, a proportionate share of each item of such income and gain shall constitute a part of the Company Minimum Gain charge back.

(ii)               Notwithstanding any other provision of this ARTICLE 4, but subject to the exceptions set forth in Regulation Sections 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during a taxable year, each Member with a share of such Member Nonrecourse Debt Minimum Gain (as determined under Regulation Section 1.704-2(i)(5)), as of the beginning of the year shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to such Member’s share of the net decrease in such Member Nonrecourse Debt Minimum Gain (as such share is determined in accordance with Regulation Section 1.704-2(i)(4)). This Section 4.3(a)(ii) is intended to comply with the partner nonrecourse debt minimum gain charge back requirement in Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith, with all exceptions allowed thereby.

(iii)             Individual items of loss, deduction, or expenditure for any taxable year attributable to any debt which is nonrecourse to the Company and the Members shall be specially allocated among the Members in the same manner as the Profit or Loss for such year is allocated.

(iv)              Individual items of loss, deduction, or expenditure for any taxable year attributable to any debt that is nonrecourse to the Company and the Members, but for which a Member is the creditor or a guarantor or otherwise bears the economic risk of loss shall be specially allocated to such Member in accordance with Regulation Section 1.704-2(i)(l).

(b)           Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b) (2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), and such Member has a Capital Account deficit, items of income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Capital Account deficit created by such adjustments, allocations or distributions as quickly as possible. An allocation pursuant to this Section 4.3 shall be made only if and to the extent that the Member would have a negative Capital Account after all other allocations provided for in this ARTICLE 4 have been tentatively made as if this Section 4.3 were not in the Agreement.

(c)           Gross Income Allocation. In the event any Member has a negative Capital Account at the end of any taxable year which is in excess of the sum of: (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement; and (ii) the amount such Member is deemed obligated to restore pursuant to the next to last sentences of Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible. An allocation pursuant to this Section 4.3 shall be made only if and to the extent that such Member would have a negative Capital Account in excess of such sum after all other allocations provided for in this ARTICLE 4 have been made as if Section 4.2 and this Section 4.3 were not in this Agreement.

4.4               Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company’s asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulation Section 1.7041(b)(2)(iv)(m)(2) or Regulation Section 1.7041(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts, as a result of a Distribution to a Member in complete liquidation of his, her or its interest in the Company the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specifically allocated among the Members in accordance with their respective Economic Interests in the event Regulation Section 1.7041(b)(2)(iv)(m)(2) applies, or to the Members to whom such Distribution was made in the event that Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.

4.5               Curative Allocations. The allocations set forth in Section 4.1(c) and Section 4.3 (collectively the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 4.5. Therefore, notwithstanding any other provision of this ARTICLE 4 (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 4.2; provided, however, that any change in the method of allocating Profit and Loss shall not materially alter the economic agreement between the Members as set forth herein.

4.6               Other Allocation Rules

(a)           In the event the Company is subject to any tax or other obligation which is attributable to the interest of one or more Members in the Company, but fewer than all the Members, such tax or other obligation shall be specially allocated to, and charged against the Capital Account of, such Member or Members, and the amounts otherwise distributable to such Member or Members pursuant to this Agreement shall be reduced by such amount.

(b)           Each Member is aware of the income tax consequences of the allocations made by this ARTICLE 4 and hereby agrees to be bound by the provisions of this ARTICLE 4 in reporting its share of Profit or Loss for income tax purposes, except as otherwise required by law.

(c)           To the extent permitted by Regulation Section 1.704-2(h)(3), the Company, shall endeavor to treat Distributions of Distributable Cash as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such Distributions would cause or increase a deficit in the Capital Account of any Member.

(d)           In the event that the Company has taxable income that is characterized as ordinary income under the recapture provisions of the Code, each Member’s distributive share of taxable gain or loss from the sale of Company assets (to the extent possible) shall include a proportionate share of this recaptured income equal to the Member’s share of prior cumulative depreciation deductions with respect to the assets that gave rise to the recapture income.

4.7               Article Amendment. The Board is hereby authorized, upon the advice of the Company’s tax counsel, to amend this ARTICLE 4 to comply with the Code and the Regulations promulgated under Code Section 704(b); provided, however, that no amendment shall materially affect allocations to a Member without such Member’s prior written consent.

ARTICLE 5
DISTRIBUTIONS

5.1               Distributions; Priority.

(a)           To the extent of (x) Gross Cash Income (until such time as all payments to be made to Clearfield, CMS and Greg Anderson pursuant to Section 1 of the Side Letter have been paid in full), and (y) Distributable Cash all other non-liquidating Distributions, and Distributable Liquidation Proceeds shall each be made to the Members and Token Holders, as the case may be, pursuant to the terms hereof and at such time and in such manner as is determined by the Board in its sole discretion. All of the foregoing Gross Cash Income, Distributable Cash, and Distributable Liquidation Proceeds as the case may be, shall be made to the Persons shown on the records of the Company to have been a Member of the Company as of the record date selected by the Board, which record date must be no earlier than the date the Board determines that a Distribution is to be made. Distributions paid pursuant to this Section 5.1will be made in such form as the Board determines (such as cash or other Property).

(b)	Gross Cash Income shall be distributed as follows:

(i)            until CMS shall have received $400,000, as required in Section 1 of the Side Letter, 10% of Gross Cash Income shall be distributed to CMS, and the corresponding 90% of Gross Cash Income shall be retained by the Company (which corresponding sum or a portion thereof shall be subject to additional distributions as set forth in Section 5.1(c) and Section 5.1(d) below);

(ii)               thereafter, until Greg Anderson shall have received $10,000, as required in Section 1 of the Side Letter, 10% of Gross Cash Income shall be distributed to him, and the remainder shall be retained by the Company (which remainder shall be subject to additional distributions as set forth in Section 5.1(c) and Section 5.1(d) below);

(iii)             thereafter, until Clearfield shall have received $240,000, as required in Section 1 of the Side Letter, 10% of Gross Cash Income shall be distributed to Clearfield, and the remainder shall be retained by the Company (which remainder shall be subject to additional distributions as set forth in Section 5.1(c) and Section 5.1(d) below);

(iv)              thereafter, until CMS shall have received an additional $207,789.76, as required in Section 1 of the Side Letter, 10% of Gross Cash Income shall be distributed to CMS, and the remainder shall be retained by the Company (which remainder shall be subject to additional distributions as set forth in Section 5.1(c) and Section 5.1(d) below); and

(v)           thereafter, 100% of Gross Cash Income shall be retained by the Company (which cash income shall be subject to additional distributions as set forth in Sections 5.1(c) and Section 5.1(d) below)

(c)           After making the distributions to CMS, Clearfield and Greg Anderson, as set forth in Section 5.1(b), the portion of the remaining Gross Cash Income which constitutes Blockchain Net Income, which is held by the Company shall be distributed as follows:

(i)            35% of such retained Blockchain Net Income shall be distributed to Token Holders in accordance with the Token Rights Agreement; and

(ii)               the remaining 65% of such Blockchain Net Income shall be retained by the Company (which remainder shall be subject to additional distributions as set forth in Section 5.1(d) below);

(d)	Distributable Cash, when distributed, shall be distributed as follows:

(i)            65% of Distributable Cash shall be distributed to, and among, the Members, pari passu and pro rata, according to their respective Economic Interests; and

(ii)               35% of Distributable Cash shall be distributed to the Token Holders, to the extent set forth in the Token Rights Agreement.

(e)           Notwithstanding anything to the contrary contained in this Section 5.1, if any Liquidation of the Company shall occur:

(i)            the Company will promptly alert all of the then-outstanding Token Holders and Members of record as of the date of such Liquidation of the occurrence of such Liquidation; and

(ii)               such then-outstanding Token Holders and Members of record, as a group, will be entitled to receive all Distributable Liquidation Proceeds (as defined below) actually received by the Company (whether directly or indirectly) with respect to the sale (or other transfer or winding up) of the Company, provided that such Distributable Liquidation Proceeds shall be allocated to each such Token Holder and each such Member, as the case may be, as provided in Section 5.1(f)(iii) below.

(iii)             Following distributing of Distributable Liquidation Proceeds, all outstanding Tokens will be cancelled.

(f)            All amounts payable to the respective Members and Token Holders, as the case may be, pursuant to Section 1(a)(ii) above will be:

(i)            calculated by the Company (in accordance with Sound Accounting Principles, consistently applied) as of the date of such Liquidation;

(ii)               promptly paid to such Token Holders and the Members as, when, and to the extent funds are actually received by the Company (whether directly or indirectly) with respect to the sale (or other transfer or winding up) of the Company; and

(iii)             distributed to, and among, (x) in the case of such Token Holders, pari-passu and pro-rata according to their respective Distribution Interests and (y) in the case of such Members, pari-passu and pro-rata according to their respective Distribution Interests.

(g)           For purposes of this Sections 5.1 (e) and (f), the term “Distributable Liquidation Proceeds” means, for any given period, an amount equal to thirty five percent (35%) of all net proceeds (i.e. after the payment of all applicable Operating Costs and all applicable Liquidation Costs) actually received by the Company (whether directly or indirectly) during the subject period as a result of the sale (or other transfer or winding up) of the Company.

(h)           Except as expressly provided above, no Member shall have a priority right over any other Member as to Distributions.

(i)            Notwithstanding the forgoing or anything contained herein to the contrary, the parties hereby acknowledge and agree that, if (and only to the extent that) a Member shall have any outstanding Member Obligations as of the date of any Distribution made pursuant to this Section, the Company shall be permitted, and is otherwise and directed, to retain such Distribution(s) in payment of Member Obligations until paid in full.

5.2               Limitations on Distributions. Notwithstanding any other provision in this Agreement, no Distribution shall be made if, after the Distribution is made, either: (a) the Company would not be able to pay its debts as such debts become due in the ordinary course of business; or

(b) the Company’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the Company were dissolved, wound up, and terminated at the time of the Distribution, to satisfy the preferential rights upon dissolution, winding up, and termination of Members whose preferential rights are superior to those receiving the Distribution. The Board may base a determination that a Distribution may be made in good faith by reliance upon a balance sheet and profit and loss statement of the Company represented to be correct by the person having charge of its books of account or by an independent public or certified public accountant or firm of accountants to fairly reflect the financial condition of the Company.

5.3               Drawings. Except as otherwise provided in this Agreement, all Distributions of Distributable Cash to the Members made pursuant to this ARTICLE 5 shall be treated as drawings of money against each such Member’s distributive share of income for purposes of Regulation Section 1.731-1(a)(1)(ii).

5.4               Withholding.

(a)           If the Company is required by law to make any tax or other similar payment to any taxing authority that is specifically attributable to Company income that is allocable to a Member, including amounts described in Section 3.3 (each a “Withholding”), any such Withholding shall be treated as an advance of amounts that are otherwise distributable to such Member under this Agreement and, therefore, will reduce the amount of Distributions to be made to such Member pursuant to this Agreement. To the extent that any Withholding exceeds the amount of Distributions to be made to a Member under this agreement for the Company’s taxable year (a “Withholding Shortfall”), such Member shall be required to pay the amount of such Withholding Shortfall to the Company within thirty (30) days after demand therefor. To the extent that a Member is unable to make any required payment of a Withholding Shortfall on a timely basis, such Withholding Shortfall shall be treated as a loan from the Company to such Member on the day the Company pays over the Withholding Shortfall to the taxing authority and shall bear interest at a rate equal to twelve percent (12%) per annum compounded (but not in excess of the highest rate per annum permitted by law). Such a loan shall be repaid first through set-off by the Company with respect to subsequent Distributions to the applicable Member and if subsequent Distributions are insufficient then the loan shall be repaid through payments made by the applicable Member to the Company. Each Member’s obligations described in this Section shall survive such Member’s withdrawal, removal or any other event pursuant to which such Person is no longer a Member (and, accordingly, references in this Section to “Member” shall, where appropriate, also be deemed to refer to such Person(s) who are a former Member, in such capacity).

(b)           Amounts shall be deemed described in this Section if the Company, pursuant to Section 6225 of the Code (as in effect upon the effective date of Section 1101 of the Bipartisan Budget Act of 2015, and/or as the same may be further amended from time to time) and/or pursuant to any comparable provision of any state or local tax law (as the same may be in effect, or as may be enacted, or amended from time to time hereafter), is for any reason liable for U.S. federal (or applicable state or local) income taxes, including interest and penalties thereon, with respect any adjustment resulting from a U.S. federal (or state or local) income tax audit of the Company, and such amounts shall, for purposes of this Section, be deemed specifically attributable to any Member to the extent of each such Member’s allocable shares of such amounts. For purposes of the preceding sentence, each Member’s “allocable share” of any such amounts shall be in proportion to their respective distributive or allocable shares of the items of net income, gain, Profits or other items which give rise to such taxes, interest or penalties, such distributive or allocable shares being determined pursuant to the terms of this Agreement for the period to which such amounts relate.

ARTICLE 6
MANAGEMENT OF THE COMPANY

6.1               Establishment of Board; Managers; Presumption of Authority. A board of managers of the Company (the “Board”) is hereby established and shall be comprised of natural Persons (each such Person, a “Manager”) who shall be appointed in accordance with the provisions of Section 6.2 below. The business and affairs of the Company shall be managed, operated and controlled solely by, or otherwise under the direction of, the Board, and the Board shall have, and is hereby granted, the full, complete and exclusive power, authority and discretion for, on behalf of and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement. Notwithstanding anything to the contrary herein or under the Act, no Manager, acting alone or with other Managers, shall have any authority to bind the Company with respect to any matter except pursuant to a resolution authorizing such action that is duly adopted by the Board (by the affirmative vote required with respect to such matter pursuant to this Agreement) and/or to the extent such power was otherwise specifically delegate to such Manager(s) by the Board. Except as expressly provided herein or by Applicable Law, no Member, in its capacity as a Member, shall have any power or authority over the business and affairs of the Company or any power or authority to bind the Company.

6.2               Board Composition; Tenure and Qualifications.

(a)           Board Composition; Initial Managers and Tenure. The Company as of the Effective Date has a Board comprised of five (5) Managers. The number of Managers constituting the Board shall be fixed from time to time by the affirmative vote of a Super Majority-in-Interest, but in no instance shall there be less than five (5) Managers. The Board as of the Effective Date is comprised of the Persons listed on Schedule C, each of whom as of the Effective Date has have a term (measured from the Effective Date) designated in Schedule C.

Shortly before the expiration of their respective designated terms on the Board, there shall be a new election by the membership of the Company to replace each vacating Manager, pursuant to Section 6.3, and then the elected Person shall serve for a term of two (2) years, measured from the date the applicable Manager vacates his or her position as Manager. Should a Manager die, resign or otherwise be removed in accordance with the terms of this Agreement, then the membership shall promptly have an election to replace any such vacant Manager position, pursuant to Section 6.3, to serve the balance of the term of the vacating Manager.

(b)           Qualifications. A Manager need not be residents of the state of Delaware or a Member, Officer or employee of the Company.

(c)           Time Commitment. Each Manager is to devote such minimum time to the business and affairs of the Company as is necessary to carry out such Manager’s duties set forth in this Agreement and/or the Act

6.3               Manager Elections; Resignation; Removal; Vacancies.

(a)           General Election of Managers. Each Manager shall be elected by the affirmative vote of a Simple Majority-in-Interest. Each such elected Person elected as a Manager shall hold such office for or an indefinite term until the earlier of: (i) such Person’s removal, resignation, or death; or (ii) the date such Person’s successor shall have been duly elected and qualified as provided herein.

(b)           Resignation. Any Manager may resign at any time upon written notice to the Board, or to the CEO, President or Secretary of the Company.

(c)           Removal; Vacancies. Unless otherwise restricted by the Act or the Certificate of Formation (i) any Manager (or the entire Board) may be removed, with or without cause, at any time by the affirmative vote of a Super Majority-in-Interest; (ii) the remainder of the Board may declare vacant the office of a particular Manager who has been judicially declared of unsound mind and/or who has been convicted of felony; (iii) any vacancy occurring in the Board, and any Manager positions to be filled by reason of an increase in the number of Managers, will be filled by the affirmative vote of a Simple Majority-in-Interest.

6.4               Meetings of and Voting by Managers.

(a)           Regular Meetings. Regular meetings of the Board shall be held on at least a quarterly basis at such dates and times as the Board may designate. The Board may provide, by resolution, the time and place for holding of such regular meetings without further notice other than such resolution.

(b)           Special Meetings; Notice. A special meeting of the Board may be called at any time by the CEO and/or any Manager. Not less than ten (10) nor more than ninety (90) days before each such special meeting, the Person(s) calling the meeting must give written notice of the meeting to each Board member. Such notice must state the time, place, and purpose of the meeting. Notwithstanding the foregoing provisions, each Manager waives notice if such Manager is present at the meeting in person or by proxy, or if before or after the meeting such Person signs a waiver of the notice which is filed with the records of the meetings of the Board.

(c)           Place of Meeting; Telephonic Meetings. Meetings of the Board will be held at the Company’s principal place of business or at any other place designated by the Board (or such Manager calling the subject meeting). Notwithstanding the foregoing or anything to the contrary hereunder or under the Act; a Manager may participate in a meeting of Board by means of conference telephone or similar communications equipment enabling all Board members participating in the meeting to hear one another. Further, participation in a meeting of the Board in accordance with this Section shall constitute presence “in person” at such meeting for all purposes hereunder and under the Act.

(d)           Voting; Proxy; Quorum. Unless this Agreement and/or the Act provides otherwise:

(i)            each Manager will have one (1) vote on any and all matters submitted to a vote of the Board; provided that, with respect to any matter submitted to a vote of the Board which directly or indirectly concerns, or otherwise relates to, any particular Manger(s) (and/or any Affiliate thereof), only the disinterested Managers shall be entitled to a vote on such matter;

(ii)               each Manager may authorize another Manager and/or any Officer of the Company to act for such Manager by proxy at any meeting of the Board (including to express consent or dissent to a Company action in writing without a meeting), and any such proxy may be granted in writing, by Electronic Transmission or as otherwise permitted by Applicable Law;

(iii)             at any meeting of the Board the presence, in person or by proxy, of a simple majority of the Board shall constitute a quorum for the conduct of business at any meeting of the Board; provided that, with respect to a particular matter, only the presence, in person or by proxy, of a simple majority of the Board members entitled to vote on such matter (i.e. disinterested Managers) shall constitute a quorum with respect to the voting on such matter (even if such disinterested Managers total less than a majority of all of the Managers then comprising the Board); and

(iv)              the affirmative vote of a majority of the Managers in attendance at any meeting of the Board at which a quorum is present pursuant to the foregoing shall be required to authorize any action by the Board and shall constitute the action of the Board for all purposes.

(e)           Acting Through Written Consent. Notwithstanding anything herein to the contrary, any action required by the Act to be taken at a meeting of the Board, or any other action which may be taken at a meeting of the Board, may be taken without a meeting if a consent, in writing, setting forth the action so taken, shall be signed (whether through Electronic Transmission or otherwise) by the Managers having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting. Each such written consent shall have the same force and effect as a vote at a meeting of the Board where a quorum was present and may be stated as such in any document or instrument filed with the Secretary of State (and/or any other Governmental Authority).

(f)            Voting Deadlock. In the event the voting rights of the Managers entitled to vote on a particular matter are evenly divided with respect to any matter submitted to a vote of the Board pursuant to this Agreement and/or the Act, and such Managers are unable to reach agreement with respect to a proposed course of action within thirty (30) days after the date such matter was submitted to the vote of the Board, then in such an event, a deadlock (a “Deadlock”) shall be deemed to exist and the vote of the President (or his designee), to the extent he or she is then a Manager and entitled to vote on the subject matter, shall be deemed to be the deciding vote. In the event the President is not then a Manager or otherwise not entitled to vote on the matter which is the subject of the Deadlock, the vote of a Person selected by affirmative vote of a Simple Majority-in-Interest to deal with an applicable Deadlock shall be deemed to be the deciding vote on such Deadlock matter.

6.5               Executive Officers; Agents.

(a)           Generally. A Simple Majority-in-Interest may, at any time and from time to time, by the affirmative vote of a Simple Majority-in-Interest, designate one or more natural Persons as officers of the Company (each such officer and each officer described in Section 6.5 (b) are collectively called , an “Officer”), in addition to the officers described in Section 6.6 (b). No Officer need be a Manager, Member or resident of Delaware and any number of Officer positions may be held by the same Person. Each Officer shall have the authority and shall perform the duties as designated by the Agreement, and any supplemental powers, which shall be approved by the affirmative vote of a Simple Majority-in-Interest.

(b)           Executive Officers. Without limiting the generality of the foregoing, unless otherwise modified by the action of the Board, the Company shall at all times have the following Officers: a chief executive officer, a chief operating officer, a chief financial officer/treasurer, a chief technology officer, one or more presidents/vice-presidents, and a secretary. Further, the foregoing officers shall have the following general powers and duties unless otherwise modified from time to time by the action of the Board:

(i)            Chief Executive Officer. The chief executive officer (the “CEO”) shall be the chief executive officer of the Company and, subject to the direction and control of the Board, shall be in charge of, and shall oversee, the business and affairs of the Company; including ensuring that all Board actions are carried into effect. In general, and unless otherwise modified from time to time by the action of the Board, the CEO shall have all the general powers and duties of supervision and management usually vested in the “chief executive officer” (or the like) of a public company. The CEO shall also have all such other powers, and perform all such other duties, as may be assigned to him/her from time to time by the Board.

(ii)               Chief Operating Officer. The chief operating officer (the “COO”), subject to the direction and control of the Board and the CEO, shall be in charge of, and shall oversee, the day-to-day operations and affairs of the Company. In general, and unless otherwise modified from time to time by the action of the Board, the COO shall have all the general powers and duties of supervision and management usually vested in the “chief operating officer” (or the like) of a public company. The COO shall also have all such other powers, and perform all such other duties, as may be assigned to him/her from time to time by the CEO and/or the Board. Without limiting the generality of the foregoing, the COO will render such assistance to the CEO in the discharge of his/her duties as the CEO may direct from time to time; including (at the direction of the Board and/or the CEO) performing one or more of the duties of the CEO in his/her absence.

(iii)             Chief Financial Officer. The chief financial officer (the “CFO”), subject to the direction and control of the Board and the CEO, shall oversee all financial and accounting matters concerning the Company and its business. In general, and unless otherwise modified from time to time by the action of the Board, the CFO shall have all the general powers and duties of supervision and management usually vested in the “chief financial officer” and the “treasurer” (or the like) of a public company. The CFO shall also have all such other powers, and perform all such other duties, as may be assigned to him/her from time to time by the CEO and/or the Board. Without limiting the generality of the foregoing, the CFO will: (1) have charge and custody (individually or jointly with another Officer) of all funds and securities of the Company; (2) maintain (or cause to be maintained) adequate books of account for the Company (including full and accurate accounts of all receipts and disbursements of funds by the Company); (3) disburse (or cause to be disbursed) funds of the Company as directed or otherwise authorized by the Board and/or CEO from time to time; and (4) as requested by the Board and/or CEO from time to time, provide an account of all receipt/disbursement transactions of the Company for the requested period of operation and/or a report of the then financial condition (including liquid assets) of the Company.

(iv)              Chief Technology Officer. The chief technology officer (the “CTO”), subject to the direction and control of the Board and the CEO, shall be in charge of, and shall oversee, the operation, maintenance and consistency of the technological infrastructure of the Company and its business. In general, and unless otherwise modified from time to time by the action of the Board, the CTO shall have all the general powers and duties of supervision and management usually vested in the “chief technology officer” (or the like) of a public company. The CTO shall also have all such other powers, and perform all such other duties, as may be assigned to him/her from time to time by the CEO and/or the Board.

(v)           President(s)/Executive Vice President?Vice-President(s). The Board shall, to the extent it determines necessary, appoint one or more presidents/vice presidents to assist the CEO, COO and/or CTO in the fulfillment of their duties. Each president/vice-president (as applicable) appointed by the Board from time to time, subject to the direction and control of the Board and the CEO, shall render such assistance to the CEO, COO and/or CTO in the discharge of his/her respective duties as such Officer may direct from time to time. The president/vice-president (as applicable) shall also have all such other powers, and perform all such other duties, as may be assigned to him/her from time to time by the CEO and/or the Board.

(vi)              Secretary. The secretary (the “Secretary”), subject to the direction and control of the Board and the CEO, shall be in charge of retaining and maintaining, and shall be the primary custodian of, all corporate records and agreements of the Company. In general, and unless otherwise modified from time to time by the action of the Board, the Secretary shall have all the general powers and duties of supervision and management usually vested in a “secretary” (or the like) of a public company. The Secretary shall also have all such other powers, and perform all such other duties, as may be assigned to him/her from time to time by the CEO and/or the Board. Without limiting the generality of the foregoing, the Secretary will: (1) attend all meetings of the Board/Members and act as scrivener thereof; (2) record (or cause to be recorded) all votes/actions of the Board/Members, and the minutes of all meetings (if any), in the corporate records of the Company; (3) give (or cause to be given), notice of all meetings of the Board/Members as provided herein or otherwise under the Act; and (4) maintain (or cause to be maintained) all corporate records of the Company (including those identified in Section 10.2 below).

(c)           Appointment. Each Officer shall be appointed by the affirmative vote of the Board. Each such elected Person appointed as an Officer shall hold such office for or an indefinite term until the earlier of: (i) such Person’s removal, resignation, or death; and/or (ii) the date such Person’s successor shall have been duly appointed by the Board, provided however that notwithstanding the foregoing provisions to the contrary, the current Officers of the Company are set forth in Schedule D and each shall serve in such role for a minimum term of four (4) years from the Effective Date, subject to their term ending earlier pursuant to Section 6.5(d) or (e) below.

(d)           Resignation. Any Officer may resign at any time upon written notice to the Board.

(e)           Removal. Any Officer may be removed, with or without cause, at any time by the affirmative vote of the Board.

(f)            Vacancies. In the event of any vacancy with respect to an Officer position the Board (in its sole discretion) may appoint a replacement or (except to the extent provided in Section 6.5(b)) terminate the respective Officer position.

(g)           Time Commitment. Each Officer is to devote such minimum time to the business and affairs of the Company as is necessary to carry out such Officer’s duties set forth in this Agreement and/or as otherwise specified by the Board from time to time.

(h)           Current Officers. The current Officers of the Company are set forth in Schedule D hereto.

6.6               Exculpation and Indemnification of Covered Persons. To the fullest extent permitted under the Act and other applicable Law, the following shall apply:

(a)	Exculpation of Covered Persons; Reliance.

(i)            No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any action taken, or omitted to be taken, by such Covered Person in good faith reliance on the provisions of this Agreement, so long as such action or omission does not constitute fraud, gross negligence, willful misconduct or a material breach or knowing violation of this Agreement by such Covered Person.

(ii)               Each Covered Person shall be fully protected in relying, in good faith, upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Profit or Loss of the Company or any facts pertinent to the existence and amount of assets from which distributions might properly be paid) of the following Persons or groups (as applicable):

(1) another Covered Person; (2) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or (3) any other Person selected, in good faith, by or on behalf of the Company; in each case as to matters that such relying Covered Person reasonably believes to be within such other Person’s professional or expert competence. The foregoing shall in no way limit any Covered Person’s right to rely on information to the extent provided in § 18-406 of the Act.

(b)	Liabilities and Duties of Covered Persons.

(i)            This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by Applicable Law, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(ii)	Whenever in this Agreement a Covered Person is permitted or required to:

(A)              make a decision (including a decision that is in such Covered Person’s “discretion” or under a grant of similar authority or latitude), such Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests (or, in the case of a Manager, the Member that appointed such Manager or its Affiliates), and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person; and/or

(B)               make a decision in such Covered Person’s “good faith,” the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other Applicable Law.

(c)	Indemnification.

(i)            Generally. The Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (all such amounts, individually and collectively, the “Losses”) to which such Covered Person may become subject by reason of:

(1)               any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company; and/or

(2)               such Covered Person acting in connection with, or otherwise being involved in, the business of the Company as a Member, Manager or Officer; and/or

(3)               such Covered Person being, or otherwise serving, at the request of the Company as a member, manager, director, officer, employee or agent of any other Person;

(ii)               Limitations. Notwithstanding the foregoing or anything herein to the contrary:

(1)               the indemnification to be provided pursuant to this Section 6.6 will only apply if, and to the extent that, in connection with the subject action (or in action): (A) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or otherwise not opposed to, the best interests of the Company (and its Members) and within the scope of such Covered Person’s authority conferred on him or it by the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (B) such Covered Person’s conduct did not constitute fraud, gross negligence, willful misconduct or a material breach or knowing violation of this Agreement by such Covered Person (in each case as determined by the Board, in its reasonable discretion or a final, nonappealable order of a court of competent jurisdiction); provided that, in connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted fraud, gross negligence, willful misconduct or a material breach or knowing violation of this Agreement; and

(2)               any indemnity by the Company relating to the matters covered in this Section 6.6 shall be provided out of, and to the extent of, Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.

(iii)             Reimbursement. The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal and/or other expenses (as actually incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 6.6; provided that, if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this Section 6.6 (in whole or in part), then such Covered Person shall promptly reimburse the Company for any then reimbursed or advanced expenses.

(d)           Indemnification Not Exclusive Remedy; Inurement. The indemnification provided by this Section 6.6 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 6.6 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 6.6 and shall inure to the benefit of the executors, administrators, legatees and distributees of such Covered Person.

(e)           Insurance. To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the Board may determine; provided that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

(f)            Invalidation. If this Section 6.6 (or any portion hereof) shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless be obligated to, and will. indemnify and hold harmless each Covered Person pursuant to this Section 6.6 to the fullest extent permitted by any applicable portion of this Section 6.6 which shall not have been invalidated and to the fullest extent permitted by Applicable Law.

(g)           Further Amendment. The provisions of this Section 6.6 shall be deemed a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 6.6 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this Section 6.6 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

6.7               Reliance by Third Parties. Notwithstanding Section 6.1 or anything to the contrary herein, with respect to any third party the signature of any Manager or Officer alone on any agreement, contract, mortgage, deed of trust, promissory note, instrument or other document shall be sufficient to bind the Company in respect thereof and shall conclusively evidence the authority of such Manager/Officer (as applicable) with respect thereto, and no Person need look to any other evidence or require joinder or consent of any other Person. Further, any Person dealing with the Company may rely on a certificate signed by any Manager or Officer alone with regard to:

(a)	the identity of any one or more of the Managers and/or Officers, as the case may be;

(b)	the existence or nonexistence of any fact or facts concerning the Company and/or any of its Managers and/or Officers;

(c)              any act or failure to act by, or as to any other matter whatsoever involving, the Company;

(d)              the identity of any Person who is authorized to execute and deliver any instrument or document on behalf of Company; and

(e)	the authenticity of any copy of this Agreement.

6.8           Confidentiality. Following the Effective Date, each Manager and each Officer and any employee of the Company who attends a Board meeting, or who receives any written materials, or engages in any communications with other Managers, Officers and/or employees of the Company, concerning matters which are being considered and/or are clearly matters which the attending, receiving and/or engaging party should reasonably understand are material to the Company and can only be implemented by a Super-Majority Consent and/or Board action (it being understood that (A) all material discussions held at, and all significant materials distributed at, any Board meeting, and all written materials, or communications occurring between or among other Managers, Officers and/or employees of the Company, in each case concerning matters which are being considered and/or are clearly matters which the attending, receiving and/or engaging party should reasonably understand are (x) material to the Company and (y) can only be implemented by a Super-Majority Consent and/or Board action, are herein collectively referred to as “Confidential Information”) and (B) each such person so attending such Board meeting and/or receiving such written materials and/or engaging in any such communications is herein called a “Receiving Party” and, collectively, the “Receiving Parties”) shall keep all such Confidential Information confidential, and will not disclose or use any of such Confidential Information, except to the extent (i) that such Receiving Party is an Officer, employee or independent contractor of the Company, in which case such Receiving Party may use such Confidential Information strictly for the purposes of carrying out the business of the Company, (ii) it is legally necessary to disclose such information to a governmental entity having jurisdiction over such Receiving Party from whom disclosure is sought, (iii) it is necessary for any such Receiving Party to obtain personal tax or legal services to enable compliance with tax returns, employment compliance or other personal legal matters, (iv) such duty as to confidentiality is waived in writing by the Company; provided that, with respect to clause (ii), if such Receiving Party is requested or required (by oral question or request for information or documents in any legal proceeding) to disclose any Confidential Information, such Receiving Party will notify the Company promptly of the request or requirement and cooperate to allow the Company to seek an appropriate protective order or waive compliance with the provisions of this Section 6.8. If, in the absence of a protective order or the receipt of a waiver under this Agreement, such Receiving Party is, in the written opinion of outside counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Receiving Party may disclose the Confidential Information to the tribunal; provided, however, that such Receiving Party will use its commercially reasonable efforts to obtain, at the request of the Company, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Company will designate, and will comply with the Company’s requests with respect to the timing and manner of such disclosure, in each case, to the extent permitted by applicable law. This Section 6.8 shall survive the termination or expiration of this Agreement.

ARTICLE 7

MEMBERS’ RIGHTS, POWERS, AND DUTIES

7.1               Management; Certain Rights. The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement. The Members shall also have the power to authorize the Board, by the affirmative vote of a Super Majority-in-Interest, to possess and exercise any right or power not already vested in the Board. Except in the capacity as Manager, as specifically provided in ARTICLE 6, no Member, acting alone, shall have the authority to act for, in the name of, or as a representative of the Company, or to deal with the Company’s assets in any way, or to undertake or assume any obligation, debt, duty or responsibility on behalf of any other Member or the Company. Any violation of this Section shall be deemed to constitute willful misconduct.

7.2               Meetings of and Voting by Members. To the extent there is, at any time, more than one Member the following shall apply:

(a)              Meetings. A meeting of the Members may be called at any time by the Board or any Member. Each such Member meetings will be held at the Company’s principal place of business or at any other place designated by the Board.

(b)              Notice. Not less than ten (10) nor more than ninety (90) days before each meeting, the Board or the Member calling the meeting must give written notice of the meeting to the Board and to each Member. The notice must state the time, place, and purpose of the meeting. Notwithstanding the foregoing provisions, each Manager or Member waives notice if such Person is present at the meeting in person or by proxy, or if before or after the meeting such Person signs a waiver of the notice which is filed with the records of the meetings of the Members.

(c)              Quorum. Unless this Agreement provides otherwise, at a meeting of Members, the presence in person or by proxy of the Members holding a majority of the Units owned by all of the Members shall constitute a quorum.

(d)              Voting. Except as otherwise provided in this Agreement, the vote by a concurrence of the existing Members holding a majority of the Units owned by the Members on any issue requiring the determination of the Members will be controlling on such issue. At the meetings of Members, each Member entitled to vote may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed within the Company before or at the time of the meeting.

(e)              Acting Through Written Unanimous Consent. In lieu of holding a meeting, the Members entitled to vote may vote, or otherwise take action, by a written instrument indicating unanimous consent.

(f)               Telephonic Meetings. A Member may participate (in person or by proxy) in a meeting of Members by means of conference telephone or similar communications equipment enabling all Members participating in the meeting to hear one another. Participation in a meeting in accordance with this Section shall constitute presence in person at such meeting.

(g)              Personal Services. No Member will be required to perform services for the Company solely by virtue of being a Member. Unless approved by the Board, no Member is entitled to compensation for services performed for the Company. Upon substantiation of the amount and purpose thereof as determined by the Board, each Member will be entitled to reimbursement for expenses reasonably incurred in connection with activities performed by such Member on behalf of the Company (and at the direction of the Board).

7.3               Duties of Parties.

(a)              Loyalty and Due Care. Neither any Member (including, without limitation, any Member holding the office of Manager or any other Officer of the Company), nor any officers, directors, members, managers or Affiliates of any Member, shall be liable, responsible or accountable in damages or otherwise to any other Member for any act performed by them in good faith and within the scope of the authority conferred on them by this Agreement, including but not limited to claims under a theory of fiduciary duty or obligation, except for acts of malfeasance, intentional and willful misconduct or gross negligence. Each Member shall be deemed by the execution of this Agreement to acknowledge and agree that each Member (together with its officers, directors and Affiliates, as applicable), in accepting its duties hereunder, disclaims to the maximum extent permitted under Applicable Law (including, without limitation, under the Act), any fiduciary duty or obligation it may have to the Company or the other Members (if any) as a result of its acceptance of its duties, responsibilities and obligations hereunder.

(b)              Acknowledgements. Notwithstanding anything to the contrary herein, each party hereby acknowledges and agrees as follows:

(i)            A Member (and/or its Affiliates) may engage in, or otherwise possess, an interest in other business ventures or investments of any kind, independently or with others, including but not limited to ventures engaged in (a) owning, operating or managing businesses or properties similar to those businesses or properties owned or operated by the Company (or any of its Affiliates) unless otherwise agreed to in writing or as part of a non-compete agreement or covenant not to compete; and (b) making loans or investments similar to those loans or investments made by the Company (or any of its Affiliates).

(ii)               The fact that a Member (and/or any of its Affiliates) avails themselves of one or more of the opportunities contemplated in Section 7.3(i), either alone or with others (including Persons in which it has an interest), and does not offer any such opportunity(ies) to the Company or to any other Member, shall not subject such Member (and/or any of its Affiliates)to liability to the Company or to any other Member on account of lost opportunity;

(iii)             Neither the Company nor any Member shall have any right by virtue of this Agreement or the relationship created hereby in or to such opportunities, or to the income or profits derived therefrom, and the pursuit of such opportunities, even though competitive with the business of the Company, shall not be deemed wrongful or improper or in violation of this Agreement.

ARTICLE 8

RESTRICTIONS ON TRANSFER; WITHDRAWAL

8.1               Transfers. Except as otherwise specifically provided herein, a Member may not Transfer all, or any portion of, or any interest or rights in, any Unit (or right represented thereby) owned by such Member. Further, a Member may not Transfer all or any portion of, or any interest or rights in, the Membership Rights owned by the Member. Each Member hereby acknowledges the reasonableness of this prohibition in view of the purposes of the Company and the relationship of the Members. The Transfer of any Unit (or right represented thereby) in violation of the prohibition in this Section shall be deemed invalid, null and void, and of no force or effect. Any Person to whom Membership Rights are attempted to be transferred in violation of this Section shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, act as an agent of the Company, or, to the maximum extent permitted by law, receive Distributions from the Company or have any other rights in or with respect to the Membership Rights.

8.2               Voluntary Withdrawal. Except in connection with a Transfer of any Unit and/or of Membership Rights approved by the Board, in writing, any Member who Voluntarily Withdraws will be in intentional breach of this Agreement and any Voluntary Withdrawal will be deemed wrongful dissociation for which the withdrawn Member will be liable for damages.

8.3               Limitation on Transfers. Without limiting the generality of Section 8.1 above, no Member shall Transfer all, or any portion of, such Member’s Units and/or membership Rights if:

(a)              such Transfer is not in compliance with, or would otherwise cause the Company to be in violation of, any applicable federal or state securities laws or other Applicable Law;

(b)              such Transfer would cause the Company’s tax termination within the meaning of Code Section 708(b)(1)(B) and the Board (in their sole discretion) determine that such termination would adversely affect the Company or any Member; and/or

(c)              such Transfer would cause the Company to be treated as a corporation pursuant to Code Section 7704 or Code Regulations Section 1.7704-1.

8.4               Obligations of Transferees. Each transferee of Units transferred shall take said Units subject to, and be entitled to the benefits of, all of the terms, conditions, restrictions and agreements contained in this Agreement. As a condition precedent to the validity and completion of any Transfer of Units the transferee shall be required to execute (a) an amendment of this Agreement (to reflect such Transfer and the assumption by such transferee of all Member obligations specified in this Agreement), and (b) such other documents, agreements, or contracts as may be required by the Company upon consultation with its legal counsel including, but not limited to, any Member control agreement then in effect, or any other agreement or agreements as are deemed necessary by the Company to transfer all of the obligations and rights of the Seller in the Units to the transferee of such Units.

8.5               Change of Controlled Transaction. Notwithstanding anything to the contrary contained herein, if there shall be any transaction, or a series of transactions, which (a) are otherwise in compliance with the above terms in this Article 8 and (b) results in a “Change of Control” (as such term is defined in the Token Rights Agreement), then in order for such transaction and/or transactions to be valid and effective, the parties to such transaction and/or series of transactions, shall (x) notify the Company at least one (1) month prior to the occurrence of such event, of the material terms of such Change in Control, and (y) shall structure the Change in Control transaction, so that an amount equal to at least 35% of the fair market value of the consideration paid and/or provided to the selling party and/or parties shall be paid and/or contributed in US cash or cash equivalents to the Company (for the purpose of allowing the Company to be able to redeem the Tokens which shall then be held by all of the Token Holders (as such term is defined in the Token Rights Agreement) who elect to exercise the respective options set out in Section 4 (a)(ii) of the Token Rights Agreement to receive their allocable share of such proceeds collected by the Company in connection with any applicable Change in Control).

ARTICLE 9

DISSOLUTION AND LIQUIDATION OF THE COMPANY

9.1               Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events:

(a)	Upon the affirmative vote of a Simple Majority-in-Interest; or

(b)              Upon the occurrence of any other event requiring dissolution under the Act, as amended from time to time.

9.2              Procedure for Winding Up and Dissolution. If the Company is dissolved, the Board shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed, first, to creditors of the Company and Rights Holders, including Members who are creditors or Rights Holders, in satisfaction of the liabilities of the Company, and then to the Members in accordance with Section 9.4.

9.3               Filing of Articles of Dissolution. If the Company is dissolved, the Board shall promptly file Articles of Dissolution with the Secretary of State (and such other documents as may be required in connection therewith by any other applicable Governmental Agency). If there are no remaining Managers, or a Person who last was a Manager, the Articles shall be filed by the legal or personal representatives of the Person who last was a Manager.

9.4               Liquidating Distributions. If the Company is liquidated, the assets of the Company, after payment of all creditors and Rights Holders, are to be distributed to the Members in accordance with their respective positive Capital Account balances, after taking into account the allocations of Profit or Loss pursuant to ARTICLE 4, if any, and nonliquidating Distributions, if any, pursuant to ARTICLE 5. Assets of the Company which are distributed in kind to the Members are to be valued on the basis of their fair market values, and any Member entitled to any interest in those assets will receive that interest as a tenant-in-common with all other Members so entitled. Unless the Members otherwise agree, the fair market value of any assets distributed in kind will be determined by an independent appraiser selected by the Board.

9.5               Records and Liability. In connection with any dissolution/liquidation of the Company, the liquidating agent shall furnish each Member with a statement setting forth the assets and liabilities of the Company as of the date of dissolution and of complete liquidation. Except to the extent attributable to bad faith acts, gross negligence or willful misconduct, the Company’s liquidating agent shall not be personally liable for any Distribution made to a Member (or any portion of such Distribution), including any return of any invested capital.

ARTICLE 10

BOOKS, RECORDS, ACCOUNTING, AND TAX ELECTIONS

10.1            Bank Accounts. All funds of the Company are to be deposited in a bank account or accounts opened in the Company’s name. The Board shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

10.2            Books and Records. The Board shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business, including without limitation the following:

(a)              A current list of the full names and last known business, residence, or mailing addresses of all Members and Managers, setting forth the amount of cash each Member has contributed, a description and statement of the agreed value of the other Property or services each Member has contributed or has agreed to contribute in the future, and the date on which each became a Member;

(b)              A copy of the Certificate of Formation, and all other documents filed with the Secretary of State (or any other applicable Governmental Authority) concerning the Company, together with executed copies of any powers of attorney pursuant to which any of the same were executed;

(c)              Copies of the Company’s federal, state, and local income tax returns and reports, if any, for the three (3) most recent years;

(d)              Copies of any then-effective operating agreement, together with all amendments thereto, as in effect for the three (3) most recent years; and

(e)	Copies of the financial statements of the Company for the three (3) most recent years.

The books and records shall be maintained in accordance with sound accounting principles and practices consistently applied and shall be maintained at the Company’s principal place of business. Each Member, and his, her or its (as applicable) duly authorized representative, shall have access to them at such office of the Company and the right to inspect and copy them at reasonable times.

10.3            Annual Accounting Period. The annual accounting period of the Company shall be its taxable year for federal income tax purposes. The Company’s taxable year shall be selected by the Board, subject to the requirements and limitations of the Code.

10.4            Reports. Within the time prescribed by law after the end of each taxable year of the Company, the Company is to deliver to each Person who was a Member at any time during the taxable year, that tax information concerning the Company which is necessary for preparing such Member’s income tax returns for that year. Furthermore, the Company shall provide a copy of the Company’s federal, state and local income tax returns to any Member upon written request.

10.5               Title to Company Property.

(a)              General Title Holder. Except as provided in Section 10.5(b), all real and personal property acquired by the Company shall be acquired and held by the Company in its name.

(b)              Alternate Title Holder. The Board may direct that legal title to all or any portion of the Company’s Property be acquired or held in a name other than the Company’s name. Without limiting the foregoing, the Board may cause title to be acquired and held in its name or in the names of trustees, nominees, or straw parties for the Company. It is expressly understood and agreed that the manner of holding title to the Company’s Property (or any part thereof) is solely for the convenience of the Company, and all of that Property shall be treated as owned by the Company.

10.6               Tax Matters.

(a)              The Board shall, without any further consent of the Members being required (except as specifically required herein), make any and all elections for federal, state, local, and foreign tax purposes. The Board shall have the authority to make all other Company elections permitted under the Code, including elections regarding methods of depreciation.

(b)              The Members acknowledge that this Agreement creates a partnership for federal and state income tax purposes (and only for such purposes), and hereby agree not to elect to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

(c)              Any person from time to time designated by the Board (with such person’s consent) shall be the “Tax Matters Partner,” who as of the Effective Dated is CM Solutions and shall be authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and other expenses reasonably incurred in connection therewith. CM Solutions, or its designee is also hereby designated as the partnership representative of the “Partnership,” within the meaning of Section 6223 of the Code (as in effect as of the effective date of the Bipartisan Budget Act of 2015, and as the same may be amended from time to time), and any similar provisions under any other state, local or non-U.S. tax laws. Each Member agrees to cooperate in the designations of the Tax Matters Partner and the partnership representative under this Section, including signing any form or statement required under Treasury Regulation Section 301.6231(a)(7)-1(e). Further, each Member agrees to cooperate with the Company and to do or refrain from doing any or all things reasonably requested by the Company with respect to the conduct of such proceedings. Notwithstanding the foregoing, neither the Tax Matters Partner nor the partnership representative shall settle or otherwise compromise any issue in any such examination, audit or other proceeding without first obtaining the affirmative vote of a Simple Majority-in-Interest.

ARTICLE 11

GRANT OF POWER OF ATTORNEY.

Each Member hereby irrevocably constitutes and appoints the Board (and each of its designees) as such Member’s true and lawful attorney-in-fact to make, execute, consent to, swear to, acknowledge, record and file on such Member’s behalf and in such Member’s name, place and stead, the following:

11.1            Any instruments, certificates or other documents with respect to the Company which may be required by law, including amendments or modifications thereto;

11.2            Articles of Dissolution and such other instruments or writings as may be required or necessary to effect the dissolution and termination of the Company pursuant to the provisions of this Agreement; and

11.3            All other instruments or writings as the Board may deem necessary or desirable to fully perform and carry out the provisions of this Agreement in accordance with its terms.

11.4            Each Member further irrevocably constitutes and appoints the Board (and each of its designees), and each and every successor thereto, as such Member’s true and lawful attorney in such Member’s place and stead, to take any and all other action as the Board may deem necessary or proper in the Board’s discretion to fully perform and carry out the provisions of this Agreement in accordance with its terms. It is expressly understood and intended by each Member that the power of attorney granted hereby is coupled with an interest, shall be irrevocable and shall be binding on any permitted assignee of all or any part of such Member's Membership Interest or any part thereof. The foregoing power of attorney shall survive: (i) the making of this Agreement, (ii) the death or legal incapacity of any Member during the term of this Agreement, and (iii) the making and delivery by a Member of an assignment hereunder of such Member’s Membership Interest or any part thereof. Any assignee of a Member, by accepting such assignment, is deemed to have accepted the provisions of this ARTICLE 11Error! Reference source not found. and accordingly to have constituted and appointed the Board (and each of its designees) as such assignee’s attorney in the manner and to the extent stated herein.

ARTICLE 12 GENERAL PROVISIONS

12.1            Assurances. Each Member is obligated to execute all such certificates and other documents and is obligated to do all such filing, recording, publishing, and other acts as the Board reasonably deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the Property of the Company.

12.2            Notices. Notwithstanding anything to the contrary herein or under the Act, the parties hereby agree as follows:

(a)              Notices To Members. All notices and communications to be given or otherwise made to a Member will be deemed to be sufficient if sent to the last known address (including email address) for such Member on the books and records of the Company (or such other address as may be directed by the Member from time to time by written notice to the Company).

(b)              Notices To Managers. All notices and communications to be given or otherwise made to a Manager will be deemed to be sufficient if sent to the last known address (including email address) for such Manager on the books and records of the Company (or such other address as may be directed by the Manager from time to time by written notice to the Company).

(c)              Notices To The Company. All notices and communications to be given or otherwise made to the Company will be deemed to be sufficient if sent to the Secretary of the Company, either physically at the Company’s principal office or electronically.

(d)              Notice Delivery. Any notices contemplated by this Agreement may be sent by any commercially reasonable means, including hand delivery, first class mail, facsimile, email or any other Electronic Transmission.

(e)              Generally. Any notice, demand, consent, election, offer, approval, request, or other communication required or permitted hereunder shall be made in writing to the respective Person as provided in this Section 12.2 and deemed to have been given or made: (i) if delivered in person, immediately upon delivery, (ii) if by nationally recognized overnight courier service with all delivery fees prepaid and with instructions to deliver the next business day, one (1) business day after sending, (iii) if by certified mail, with all postage fees paid and return receipt requested, three

(3) business days after mailing; or (iv) if sent by facsimile, e-mail or other Electronic Transmission, one (1) workday following such Electronic Transmission, provided that evidence of such Electronic Transmission is retained by the sending party and the intended receiving party shall be entitled to a copy of such evidence upon request. A written notice shall also be deemed received on the date delivery shall have been refused at the address required by this Agreement.

12.3            Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) will be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

12.4            Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the Board and the Members. It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of the Board and all of the Members.

12.5            Section Titles. The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

12.6            Binding Provisions. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.

12.7            Dispute Resolution. Should any dispute or disagreement develop between or among the parties hereto with respect to this Agreement, it shall be settled as specified in this Section 12.7. If one such party believes that another such party has breached this Agreement, notice thereof shall be given to the other party in writing. The receiving party shall respond in writing within five (5) business days of receipt of such notice. If the dispute is not resolved promptly following the exchange of such initial information, the parties shall schedule a face-to-face meeting within thirty (30) days of the initial notice of breach, for the purpose of discussing and negotiating a resolution of any outstanding disputes. If the foregoing meeting fails to bring about a prompt resolution of the disagreement or dispute, then within thirty (30) days of such meeting, the involved parties shall initiate a voluntary, non-binding mediation held in Cook County of the State of Delaware, and conducted by a mutually-acceptable mediator. If the parties are unable to agree upon a mediator, they shall request a court of competent jurisdiction sitting in that county to appoint a mediator for them. Each of the parties shall bear its own costs and expenses (including attorney’s fees) and their proportionate share of any other costs, fees, or expenses associated with this mediation and endeavor in good faith to resolve their differences. If the parties are unable to resolve any dispute arising out of or in connection with this Agreement amicably, such dispute shall be finally settled in a court of law in accordance with Section 12.16.

12.8            Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law. Any term or provision of this Agreement that is invalid or unenforceable in any situation shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation. In the event that any clause, term, or condition of this Agreement shall be held invalid or contrary to law: (a) this Agreement shall remain in full force and effect as to all other clauses, terms, and conditions; (b) the subject clause, term, or condition shall be revised to the minimum extent necessary to render the modified provision valid, legal and enforceable; and (iii) the remaining provisions of this Agreement shall be amended to the minimum extent necessary so as to render the Agreement as a whole most nearly consistent with the parties’ intentions in light of the modification or removal of the invalid or illegal provision.

12.9            Third Parties. Nothing in this Agreement, whether express or implied, shall be construed to give any Person other than a Manager or Member or the Company, any legal or beneficial or other equitable right, remedy or claim under or in respect of this Agreement, any covenant, condition, provision or agreement contained herein or in the Property of the Company.

12.10        Amendment. This Agreement may be amended from time to time as determined by the affirmative vote of a Simple Majority-in-Interest.

12.11        Waiver of Action for Partition. Each Member irrevocably waives during the term of the Company any right that it may have to maintain any action for the partition with respect to the Property of the Company.

12.12        Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations and other instruments necessary to comply with any laws, rules or regulations.

12.13        Construction. Whenever used in this Agreement and required by the context, the singular form shall include the plural form, and vice versa. Whenever used in this Agreement and required by the context, the neuter gender shall include the masculine and feminine genders, and vice versa.

12.14        Counterparts. This Agreement may be executed in any number of counterparts. Each such executed counterpart shall be deemed an original hereof and all such executed counterparts shall together constitute one and the same instrument. Copies of signatures transmitted by mail, facsimile, or email or any other electronic method, shall be considered authentic and binding.

12.15        Governing Law; Conflict. This Agreement is governed by, and shall be construed in accordance with the law of the State of Delaware (including the Act) without reference to the conflicts of laws principles thereof. For the avoidance of doubt: (a) except as expressly provided for, or otherwise modified, herein, the rights and obligations of each Member and the business and operation of the Company (including the termination and dissolution of the Company), shall be expressly governed by the Act; and (b) in the event of any conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provision of this Agreement shall control and take precedence.

12.16        Jurisdiction; Venue; Waiver of Jury Trial. The Company, the Board and each Member, each irrevocably acknowledges and agrees that:

1.	any suit involving any dispute or matter arising out of, or otherwise relating to, this Agreement may only be brought after the dispute resolution process outlined in Section 12.7 has been completed;

2.	any action or proceeding arising out of, or otherwise relating to, this Agreement shall be commenced (at the sole and absolute discretion of the Board) in any court of competent jurisdiction in the State of Delaware, or in the District Court of the United States for the District of Delaware and, to the fullest extent permitted by law, such Person hereby irrevocably:

(i)            waives any objection which he/she/it (as applicable) may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and any claim that the same has been brought in an inconvenient forum; and

(ii)               agrees that he/she/it (as applicable) will not commence or maintain any proceeding arising out of or relating to this Agreement in, or attempt to remove any such action to, any other state or federal court.

3.	to the fullest extent permitted by law, he/she/it (as applicable) hereby irrevocably waives any and all rights such Person may now or hereafter have to a jury trial for claims arising out of, or otherwise related to, this Agreement.

[Remainder Of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first identified above.

COMPANY:		CERES COIN LLC, a Delaware limited liability company

	By:	/s/ Charlie Uchill
CHARLIE UCHILL, Manager

MANAGERS:		/s/ Charlie Uchill
CHARLIE UCHILL, an individual

/s/ Greg Anderson
GREG ANDERSON, an individual

/s/ Jesse Channon
JESSE CHANNON, an individual

/s/ Laird Bunch
LAIRD BUNCH, an individual

/s/ Matt Seal
MATT SEAL, an individual

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first identified above.

MEMBER:	CM SOLUTIONS LLC, a Delaware limited liability company

	By:	CoolMellon LLC, a Delaware limited liability company, its Manager

		By:	/s/ Charlie Uchill
Charlie Uchill, Manager

Being the Sole Member of CERES COIN LLC

SCHEDULE A

CERES COIN LLC

MEMBER LIST AND UNIT OWNERSHIP

Member	# of Units	% of Units

CM SOLUTIONS LLC	5,000,000	100%

TOTAL:	5,000,000	100%

SCHEDULE B

TOKEN RIGHTS AGREEMENT

(See the attached Token Rights Agreement)

THE “TOKENS” (AS DEFINED BELOW) ARE PROVIDED SOLELY ON THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT AND ON THE CONDITION THAT THE TOKEN HOLDER (AS DEFINED BELOW) ACCEPTS AND COMPLIES WITH THEM. THE “TOKEN HOLDER” (AS DEFINED BELOW): (A) ACCEPTS THIS AGREEMENT AND AGREES THAT IT IS LEGALLY BOUND BY ITS TERMS; AND (B) REPRESENTS AND WARRANTS THAT: (I) THE TOKEN HOLDER IS OF LEGAL AGE TO ENTER INTO A BINDING AGREEMENT; AND (II) IF THE TOKEN HOLDER IS A CORPORATION, GOVERNMENTAL ORGANIZATION, OR OTHER LEGAL ENTITY, THE PERSON AGREEING TO THIS AGREEMENT HAS THE RIGHT, POWER, AND AUTHORITY TO ENTER INTO THIS AGREEMENT ON BEHALF OF THE TOKEN HOLDER AND BIND THE TOKEN HOLDER TO ITS TERMS. IF THE TOKEN HOLDER DOES NOT AGREE TO THE TERMS OF THIS AGREEMENT, THE COMPANY (AS DEFINED BELOW) WILL NOT AND DOES NOT AGREE TO OFFER AND/OR SELL ANY TOKENS TO THE TOKEN HOLDER.

THE TOKENS WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN APPROVED, OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION, PASSED UPON THE ACCURACY OR ADEQUACY OF ANY INFORMATION GIVEN TO THE PURCHASER OF SUCH TOKEN.

The Tokens are provided, controlled, operated and administered by the Company from its oﬃces within the United States of America. The Company makes no representaZon that the Tokens are appropriate or available for use at other locaZons outside of the United States and access to them from territories where their contents/use are illegal is expressly prohibited. If the Token Holder is located outside of the United States, the Token Holder is, and will at all Zmes be, solely responsible for compliance with all applicable local laws with respect to the acquisiZon and ownership of the Tokens.

TOKEN RIGHTS AGREEMENT

This TOKEN RIGHTS AGREEMENT (as the same may be amended or modified from time to time pursuant to the terms hereof, this “Agreement”) is an agreement between CERES COIN LLC, a Delaware limited liability company (the “Company”) and each Token Holder (as defined below) and governs each Token Holder’s rights and restrictions in connection with the ownership of the respective Token(s) (as defined below)

held by such Token Holder.

RECITALS:

A.            The Company is in the business of being a blockchain administrator for Coins being recorded on the digital blockchain ledger intended to serve as a stable store of value.

B.             The Company is the Sub Transfer Agent for M3Sixty On Chain US Government Money Market Fund ( the “Fund”). As the Sub Transfer Agent, the Company maintains the blockchain ledger for the Fund.

C.             The Coins represent shares of the Fund.

D.            The Company will generate revenues from the utilization, transfer, and redemption of the Coins, as well as the “Sub-Transfer Agency Fee”, as defined in the currently existing Platform Services Agreement, as the same may be amended from time to time, between the Company and M3Sixty Enterprises, which will then be shared with holders of the Tokens.

E.             While the Tokens are, and will at all times be, electronic assets, the Company intends by this Agreement to contractually define its rights and obligations to each Token Holder (as defined below), and each Token Holder’s rights, obligations and restrictions with respect to their ownership of the respective Token(s).

F.             The Company has agreed to be bound by all of the terms and conditions of, and will for so long as any Token(s) are issued and outstanding be deemed a party to, this Agreement with respect to such Token(s).

G.            It is understood that, in connection with the acquisition of each Token Holder’s respective Token(s) and as a condition of such acquisition, each Token Holder has agreed to be bound by all of the terms and conditions of, and will for so long as such Token Holder is the holder of any Token(s) be deemed a party to, this Agreement with respect to such Token(s).

H.            It is understood that certain transactions related to each Token (including certain payments to be made between the parties) as provided for herein will be affected through the chaincode which is the Token and may not require any further action or consent by the Token Holder or the Company.

NOW THEREFORE, in mutual consideration of the covenants and agreements contained herein, the parties agree as follows:

2.	Definitions. As used herein the following terms will have the following meanings:

(a)           “Affiliate” means, with respect to the Company, any Person controlling, controlled by, or under common control with the Company. For purposes of the foregoing, “control” of a Person will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital securities, by contract, or otherwise.

(b)           “Applicable Law” means, with respect to any Person or matter, any and all laws, statutes, ordinances, rules, regulations, judgments, decrees or orders of any state, federal or local government or agency which are applicable to such Person/matter. Without limiting the generality of the foregoing, the term “Applicable Law” will, where applicable, specifically include all relevant Securities Laws.

(c)            “Banking Body” means, individually and collectively as the case may be: (i) any banking or other financial institution directly engaged by the Company in connection with the operation of the Business (or any portion thereof); and (ii) any federal, state or local regulatory or other agency or authority having jurisdiction over any such banking/financial institution. Without limiting the generality of the foregoing, the term Banking Body as used herein will specifically include each banking/financial institution where a Clearing Account is established and each banking/financial institution engaged, or otherwise involved in, the purchase/sale/transfer of the Tokens.

(d)           “Blockchain Business” means the Company’s ownership and maintenance of the Framework and the Coins.

(e)           “Blockchain Net Income” means, for any given period: the total amount of Transaction Fees, Sub Transfer Agency Fees, and other amounts (if any) actually received by the Company (whether directly or indirectly) for such period from the Blockchain Business less the total amount of all Operating Costs incurred by the Company in connection with (or otherwise allocated by the Company to) the Blockchain Business during such period; each as calculated in accordance with Sound Accounting Principles.

(f)             “Business” means, individually and collectively as the case may be, the Blockchain Business , as applicable.

(g)            “Change of Control” means, the occurrence of: (i) an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Company), (ii) the sale or transfer by one or more members of the Company to a Person, or to Persons, who are unrelated to the selling member or members of the Company, in any or a series of related transactions, whereby the acquiring Person or Persons acquire membership equity interests and/or other interests in the Company and end up owning or controlling, in the aggregate, more than a 50% equity interest, or voting interest, in the Company, or (iii) a sale of all or substantially all of the assets of the Company. A sale of the Framework shall be deemed to result in a Change of Control.

(h)           “Clearing Account” means, with respect to a particular Token Holder, that certain bank, brokerage, or other account specified by such Token Holder to the Company from time to time with respect to the payment of amounts payable to such Token Holder hereunder.

(i)             “Coins” means those certain “Coins” offered and sold by the Company which are recorded on a digital blockchain ledger to serve as a stable store of value. As used herein, the term “Coins” will include those certain “Coins” as in existence as of the date of this Agreement and all future annotations/derivations/replacements thereof.

(j)             “Distributable BB Liquidation Proceeds” has the meaning given such term in Section 5.1(g).

(k)             “Distributable Change of Control Proceeds” has the meaning given such term in Section 4(c).

(l)             “Distribution Interest” means, at any given time and with respect to a particular Token Holder, a percentage equal to the result of the following: (i) the total number of Tokens then held by such Token Holder; divided by (ii) the total number of Tokens then issued and outstanding.

(m)            “Framework” means that certain private, permissioned blockchain-based, transaction framework established by the Company for use to facilitate transactions utilizing the Coins. As used herein, the term “Framework” will include that certain “Framework” in existence as of the date of this Agreement and all future annotations/derivations/replacements thereof.

(n)           “Liquidation” means, with respect to the Company, the voluntary or involuntary liquidation, winding up or other termination of the Company. Provided that, should the Liquidation result in a sale of the Framework, then the action shall be defined as a Change of Control rather than a Liquidation.

(o)           “Liquidation Costs” means, with respect to a particular Liquidation, the aggregate amount of all costs and expenses actually incurred by (or otherwise on behalf of) the Company in connection with such Liquidation, including all related legal, accounting and/or other professional fees.

(p)           “Operating Costs” means, for any given period and with respect to a particular line of Business, the aggregate amount of all costs and expenses actually incurred by (or otherwise on behalf of) the Company in connection with the ownership and/or operation of such line of Business during the subject period, in each case as calculated in accordance with Sound Accounting Principles. Without limiting the generality of the foregoing, the term “Operating Costs” will include (to the extent applicable):

(i)            all costs and expenses related to the growth, operation and maintenance of the subject Business (including all research, development, marketing, maintenance and monitoring costs);

(ii)           all salaries, benefits, and other amounts payable to employees and/or consultants (if any) retained by the Company from time to time;

(iii)         all costs and expenses related to SEC reporting and related requirements in connection with the offering and sale of the Coins and/or Tokens;

(iv)          all amounts owed in connection with indebtedness incurred by (or otherwise on behalf of) the Company (including all principal and interest expenses);

(v)          all taxes and insurance expenses (provided the same will be calculated on an annualized basis based off the most recently received);

(vi)          all related legal, accounting, and other professional fees.

Provided that, for fiscal years 2024 and 2025, Operating Costs shall be set at a fixed value of $7.5 million per year. Starting in fiscal year 2026, Operating Costs shall be determined in accordance with this paragraph (p), with an annual cap of $7.5 million.

(q)           “Person” means any individual, firm, corporation, business enterprise, trust, association, joint venture, partnership, limited liability company, governmental body or other entity, whether acting in an individual, fiduciary or other capacity.

(r)            “Proposed Amendment” has the meaning given such term in Section 10(d)(i).

(s)            “Qualified Agent” means a third-party transfer agent or other intermediary that is qualified to provide the subject service(s). For the avoidance of doubt, any Affiliate of the Company and/or any Token Trading Platform may act as a Qualified Agent for purposes of this Agreement to the extent such entity is qualified to provide the subject service(s). As of the date of this Agreement, Securitize LLC has been engaged as the Qualified Agent.

(t)               “Regulatory Authority” means, individually and collectively as the case may be: (i) the government of the United States of America (or any other nation), or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or otherwise pertaining to, government; and (ii) any other federal, state or local regulatory or other agency or authority having jurisdiction over the Company, the Tokens and/or the Business (or any portion thereof). Without limiting the generality of the foregoing, the term Regulatory Authority as used herein will specifically include the SEC, the U.S. Commodity Futures Trading Commission and the Financial Industry Regulatory Authority (“FINRA”).

(u)              “SEC” means the United States Securities and Exchange Commission.

(v)              “Securities Laws” means, individually and collectively as the case may be: (i) the Securities Act of 1933 (15 U.S.C. 77a, et seq.), as amended and in effect; (ii) the Securities Exchange Act of 1934 (15 U.S.C. 78a et seq.), as amended and in effect; (iii) any and all “blue sky” laws applicable to the Tokens and/or the transfer thereof; and (iv) any and all regulations from time to time promulgated under one or more of the forgoing. Without limiting the generality of the foregoing, the term “Securities Laws” will specifically include Regulation A and all related SEC and FINRA regulations.

(w)               “Sound Accounting Principles” means generally accepted accounting principles (GAAP), or such other sound accounting principles or methods utilized by Company, in its reasonable discretion, applied on a consistent basis; provided that the term “Sound Accounting Principles,” as used herein, with respect to any interim financial statements, calculations or other matters will be deemed subject to any and all applicable fiscal year-end and other accounting adjustments and footnotes made in accordance with GAAP (or such other sound accounting principles or methods utilized by Company, in its reasonable discretion) applied on a consistent basis.

(x)            “Sub Transfer Agency Fee” means a monthly fee paid to CERES by Fund Administrator, M3Sixty Administration, LLC, as determined in accordance with the Platform Services Agreement, as may be amended from time to time.

(y)              “Super-Majority Consent” means, with respect to any Proposed Amendment submitted to a vote of the Token Holders pursuant to Section 11(d)(i), the affirmative vote (or deemed affirmative vote pursuant to Section 11(d)(i) below) of the Token Holders owning at least seventy-five percent (75%) of the then issued and outstanding Tokens.

(z)            “Tokens” means collectively the 300 uncertificated million tokens which are allowed to be issued in one or more private transactions under Section 4(a)(2) of the Securities Act of 1933, as contemplated in the Offering Statement on Form 1-A and the amendment thereof, which were each filed by CERES, and approved by the SEC (and “Token” means one of those tokens).

(aa)            “Token Holder” or “Token Holders” means, individually and collectively as the case may be and as of any given time, each Person who then holds a Token pursuant to the Token Ledger.

(bb)            “Token Ledger” has the meaning given such term in Section 7(b).

(cc)            “Token Trading Platform” means, individually and collectively as the case may be, each public trading platform where the Tokens are listed for sale, if any.

(dd)            “Transaction Fees” means, for any given period, all transaction fees actually received by the Company in connection with the transfer of the Coins during such period.

3.	Income Participation Rights; Distributions; Reports.

(a)            Subject to Section 3(d) below, the Token Holders, as a group, will be entitled to receive:

(i)            at minimum thirty five percent (35%) of all Blockchain Net Income, if any, actually received by the Company (whether directly or indirectly), with the final amount determined by the Company, in perpetuity

(b)            All amounts payable to the Token Holders pursuant to Section 3(a) will be:

(i)            calculated by the Company monthly (in accordance with Sound Accounting Principles, consistently applied) as of the final calendar date of each month (each such date, respectively, an “IP Distribution Record Date”) for the immediately preceding month; and

(ii)             distributed, within thirty (30) days after the respective IP Distribution Record Date, by the Company to, and among, the respective Token Holders of record as of such IP Distribution Record Date (as determined pursuant to the Token Ledger), pari-passu and pro-rata according to their respective Distribution Interest.

(c)            The Company will:

(i)            periodically and no less than semiannually, deliver a report to each then Token Holder (as determined pursuant to the Token Ledger) describing, in reasonable detail, the financial/operational status of the Business as of the date of such report (each such report, a “Periodic Report”). Each such Periodic Report will include, at a minimum:

(1)           an identification of the then total number of Tokens issued and outstanding;

(2)           an identification of the total, aggregate, amount of all Transaction Fees then collected by the Company since the last Periodic Report issued by the Company.

(ii)               promptly (and in any event within thirty (30) days) after filing, deliver to each then Token Holder (as determined pursuant to the Token Ledger), or otherwise provide each such Token Holder with access to, copies of all semiannual and annual reports (including related financial statements), and all other filings, made by the Company to the SEC (or any other applicable Regulatory Authority) with respect to the Tokens.

(d)           Notwithstanding the foregoing or anything to the contrary herein, the parties hereby acknowledge and agree that:

(i)            any and all calculations of Blockchain Net Income, and/or amounts payable to the Token Holders by, or otherwise on behalf of, the Company pursuant to this Section 3, will be made solely by the Company (either directly or via the code underlying the chaincode which is the Token) and all such calculations will be binding and conclusive absent demonstrable error;

(ii)            to the extent that any year-end or other accounting adjustments to one or more of the components used in determining Blockchain Net Income are made by the Company (in its discretion) after a particular distribution is made to a Token Holder pursuant to this Section 3, and such accounting adjustments, if made prior to the subject distribution, would have increased or decreased the actual amount paid to such Token Holder pursuant to this Section 3, the resulting difference will be treated as an addition to or offset against (as applicable) the amount of the next distribution payable with respect to the subject Tokens pursuant to this Section 3 and will not result in the retroactive clawback of any amounts previously distributed pursuant to this Section 3;

(iii)            any Dispute with respect to the calculation, amount and/or payment of any amount paid or payable to the Token Holders (or any of them) pursuant to this Section 3 will be handled in the manner provided in, and subject to the terms of, Section 11(k) below.

4.	Liquidation Rights of Token Holders; Distributions.

(a)           In the event of any Liquidation of the Blockchain Business which occurs after the first sale of a Token:

(i)            the Company will promptly alert all of the then-outstanding Token Holders of record as of the date of such Liquidation (as determined pursuant to the Token Ledger) of the occurrence of such Liquidation; and

(ii)            such then-outstanding Token Holders of record, as a group, will be entitled to receive all Distributable BB Liquidation Proceeds (as defined below) actually received by the Company (whether directly or indirectly) with respect to the sale (or other transfer or winding up) of the Blockchain Business, provided that such Distributable BB Liquidation Proceeds shall be allocated to each such Token Holder as provided in Section 3(b)(iii) below.

(iii)             Following distributing of Distributable BB Liquidation Proceeds, all outstanding Tokens will be cancelled.

(b)           All amounts payable to the respective Token Holders pursuant to Section 1(a)(ii) above will be:

(i)            calculated by the Company (in accordance with Sound Accounting Principles, consistently applied) as of the date of such Liquidation;

(ii)            promptly paid to such Token Holders as, when, and to the extent funds are actually received by the Company (whether directly or indirectly) with respect to the sale (or other transfer or winding up) of the Blockchain Business; and

(iii)           distributed to, and among, such Token Holders, pari-passu and pro-rata according to their respective Distribution Interest.

(c)           For purposes of this Section 4, the term “Distributable BB Liquidation Proceeds” means, for any given period, an amount equal to thirty five percent (35%) of all net proceeds (i.e. after the payment of all applicable Operating Costs and all applicable Liquidation Costs) actually received by the Company (whether directly or indirectly) during the subject period as a result of the sale (or other transfer or winding up) of the Blockchain Business.

(d)           Notwithstanding the foregoing or anything to the contrary herein, the parties hereby acknowledge and agree that:

(i)            in connection with any Liquidation of the Blockchain Business:

(1)           the Company will be permitted to retain the remaining sixty-five percent (65%) of all net proceeds received by the Company as a result of the Liquidation of the Blockchain Business;

(ii)               any and all calculations of Distributable BB Liquidation Proceeds and/or amounts payable to the Token Holders by, or otherwise on behalf of, the Company pursuant to this Section 4, will be made solely by the Company (either directly or via the code underlying the chaincode which is the Token) and all such calculations will be binding and conclusive absent demonstrable error;

(iii)             to the extent that any year-end or other accounting adjustments to one or more of the components used in determining Distributable BB Liquidation Proceeds are made by the Company (in its discretion) after a particular distribution is made to a Token Holder pursuant to this Section 4, and such accounting adjustments, if made prior to the subject distribution, would have increased or decreased the actual amount paid to such Token Holder pursuant to this Section 4, the resulting difference will be treated as an addition to or offset against (as applicable) the amount of the next distribution payable with respect to the subject Tokens pursuant to this Section 4 (provided that if there are no further distributions to be made under this Section 4 the Company will promptly pay any additional amounts owed to the respective Token Holders promptly after the making of the subject financial adjustments) and will not result in the retroactive clawback of any amounts previously distributed pursuant to this Section 4; and

(iv)              any Dispute with respect to the calculation, amount and/or payment of any amount paid or payable to the Token Holders (or any of them) pursuant to this Section 4 will be handled in the manner provided in, and subject to the terms of, Section 11(k) below.

5.	Change of Control Rights of Token Holders; Distributions.

(a)           In the event of any Change of Control which occurs after the first sale of a Token:

(i)            the Company will promptly give a written notice to all of the then-outstanding Token Holders of record as of the date of such Change of Control (as determined pursuant to the Token Ledger) of the proposed occurrence of such Change of Control, at least two weeks prior to the date of such Change of Control; and

(ii)            each then-outstanding Token Holder of record, , will be given the option to receive their respective pro rata shares of Distributable Change of Control Proceeds (as defined below), contingent on such proceeds being actually received by the Company (whether directly or indirectly) in cash or cash equivalents with respect to the Change of Control, provided such option must be exercised by each electing Token Holder in writing within two (2) weeks after the applicable Token Holder is given notice that the Company has received the Distributable Change of Control Proceeds: and promptly following the later to occur of (x) the a Token Holder so exercising such option and (y) the Company having actual actually receiving in cash or cash equivalents of all of the Distributable Change of Control Proceeds sufficient to enable the Company to make the required payments called for in this Section 4, the Company shall then distribute to the applicable Token Holder, its allocable share of such proceeds, as calculated in accordance with Section 4(b)(iii) below.

(iii)           Contemporaneously with distributing of Distributable Change of Control Proceeds to those electing Token Holders, all of the Tokens held by those Token Holders will transfer, or will be deemed to be transferred, to the Company, and thereafter, such transferred Tokens shall be available to be reissued by the Company.

(b)           All amounts payable to the respective Token Holders pursuant to Section 1(a)(ii) above will be:

(i)            calculated by the Company (in accordance with Sound Accounting Principles, consistently applied) as of the date of such Change of Control;

(ii)            promptly paid to such electing Token Holders as, when, and to the extent both of the following have occurred (i) the Company has received notice that such Token Holder has exercised its option to receive its allocable portion of the Distributable Change of Control Proceeds from the funds are actually received by the Company (whether directly or indirectly) with respect to the Change of Control and (ii) the Company has actual receipt of such funds; and

(iii)           distributed to, and among, such Token Holders, pari-passu and pro-rata according to their respective Distribution Interest.

(c)           For purposes of this Section 4, the term “Distributable Change of Control Proceeds”

means, for any given period, an amount equal to thirty five percent (35%) of the aggregate fair market value of the consideration paid and/or provided to the Member, Members and/or other Persons who shall be selling and/or transferring interests in or related to the Company as a part of the transaction and/or transactions involving any applicable Change of Control, in US cash or cash equivalents, which Distributable Change of Control Proceeds, at or about the time of any such Change of Control, shall be collected by the Company from any such selling Member, Members and/or other Persons (for the purpose of allowing the Company to redeem the Tokens which shall then be held by all such electing Token Holders who exercise the option set out in Section 4 (a)(ii) above).

For example: If net proceeds to the Company as part of a Change of Control is $100 million and assuming that the original 300 million Tokens are in existence, then

•	$35 million would be offered to Token Holders;

o	If only 10% of Token Holders (30 million Tokens) participate in option to take Distributable Change of Control Proceeds, then they would receive $3.5 million spread across 30 million Tokens, or $0.1166 Per Token.

(d)           Notwithstanding the foregoing or anything to the contrary herein, the parties hereby acknowledge and agree that:

(i)               in connection with any Change of Control:

(1)           the Company will be permitted to retain the remaining amount of all net proceeds received by the Company as a result of the Change of Control in excess of the portion of the Distributable Change of Control Proceeds which are to be paid to each electing Token Holder pursuant to Section 4(b)(ii) above;

(ii)             any and all calculations of Distributable Change of Control Proceeds and/or amounts payable to the electing Token Holders by, or otherwise on behalf of, the Company pursuant to this Section 4, will be made solely by the Company (either directly or via the code underlying the chaincode which is the Token) and all such calculations will be binding and conclusive absent demonstrable error;

(iii)           to the extent that any year-end or other accounting adjustments to one or more of the components used in determining Distributable Change of Control Proceeds are made by the Company (in its discretion) after a particular distribution is made to an electing Token Holder pursuant to this Section 4, and such accounting adjustments, if made prior to the subject distribution, would have increased or decreased the actual amount paid to such Token Holder pursuant to this Section 4, the resulting difference will be treated as an addition to or offset against (as applicable) the amount of the next distribution payable with respect to the subject Tokens pursuant to this Section 4 (provided that if there are no further distributions to be made under this Section 4 the Company will promptly pay any additional amounts owed to the respective Token Holders promptly after the making of the subject financial adjustments) and will not result in the retroactive clawback of any amounts previously distributed pursuant to this Section 4; and

(iv)           any Dispute with respect to the calculation, amount and/or payment of any amount paid or payable to the Token Holders (or any of them) pursuant to this Section 4 will be handled in the manner provided in, and subject to the terms of, Section 11(k) below.

6.              Acknowledgement of Limited Rights of Token Holders. Each of the parties acknowledges and agrees that:

(a)           the Token Holders will not, solely by virtue of being the owner of a Token, have (or otherwise be entitled to) any “preemptive rights,” “drag-along rights,” “tag-along rights,” or similar rights which the holders of the Company’s other equity interest may now or hereafter have;

(b)           except to the extent specifically provided in Sections 3 and 3 above (as applicable) or as otherwise specifically required by Applicable Law, the Token Holders will not be entitled, or otherwise have, any vote (or any other say) on any matter regarding, or otherwise have any information rights with respect to, the Company or its Business; and

(c)            except to the extent specifically provided in Sections 3 and 3 above the Token Holders will not be entitled, or otherwise have any right, to receive any distribution from, or to otherwise participate in any proceeds received by, the Company (including in connection with any Liquidation of the Company or its Business (or any portion thereof)); and

(d)           except as otherwise specifically provided herein, the Token Holders will not be entitled, or have any claim whatsoever, to any equity or other interest in the Company or any of its assets.

7.	Transfers.

(a)           Each of the Tokens may be freely sold and transferred by the respective Token Holder at any time, provided that:

(i)            the Tokens may only be acquired, held and transferred in whole number increments (i.e. no fractional interests);

(ii)            notice is given to the Company (and/or the applicable Qualified Agent) detailing the specifics of such transfer (including the name, mailing address and Clearing Account of the respective transferee);

(iii)           such transfer is made in compliance with all applicable Securities Laws (as determined by the Company, in its sole discretion); and

(iv)           to the extent the Tokens are then traded on a Token Trading Platform, such transfer is made in compliance with all applicable rules and regulations governing, or otherwise applicable to, such Token Trading Platform.

(b)           Notwithstanding the foregoing, each Token Holder acknowledges that: (i) any transfer, or attempted transfer, of Tokens not made in compliance with Section 6(a)above, or otherwise in violation of the terms hereof, will be deemed invalid, null and void, and of no force or effect and neither the Company nor any other Person will be required to recognize any such transfer/attempted transfer; and (ii) the Company will not be liable to any Person, in any manner whatsoever, for any costs, losses or other damages caused as a result of, or otherwise related to, the rejection of any such transfer/attempted transfer.

8.	Token Ledger and Maximum Number of Tokens.

(a)           A maximum of 300,000,000 Tokens may be issued by the Company. Any issuance in excess of 300,000,000 shall be void. Notwithstanding any other provision of this Agreement, any amendment to this subparagraph requires approval of holders of eighty-five percent (85%) of the outstanding Tokens.

(b)           The Company will establish and continuously maintain (or otherwise cause to be continuously maintained), in as current a form as is commercially and technologically possible, a ledger (such ledger, the “Token Ledger”) identifying, at a minimum: (i) the name and last known mailing address of each Token Holder (and each designee of such Token Holder, as applicable); (ii) the number of all Tokens held by each Token Holder; and (iii) the last known Clearing Account of each Token Holder.

(c)            The Token Ledger will be held in strict confidentiality by the Company (and/or the applicable Qualified Agent), provided that:

(i)            a particular Token Holder will be entitled, at any time upon notice to the Company (and/or the applicable Qualified Agent), to receive a record of such Token Holder’s respective Token ownership (and all proceeds, if any, then payable to such holder as a result of such Token ownership); and

(ii)            the Company (and/or the applicable Qualified Agent) will be expressly permitted, at any time and from time to time and without further notice to any Token Holder, to provide access to/copies of any portion (or all) of the information then provided for in the Token Ledger if, and to the extent, requested by any Banking Body and/or Regulatory Authority.

9.	Qualified Agents.

(a)           Notwithstanding anything to the contrary provided herein, the Company will be expressly permitted to (at any time and from time to time) assign any one or more of its administrative obligations hereunder with respect to the Tokens to one or more Qualified Agents. Without limiting the generality, the Company may engage one or more Qualified Agents to:

(i)            maintain and manage the Token Ledger (including keeping the same continuously updated and/or maintaining and ensuring the confidentiality and security of all of the information provided therein);

(ii)            document or otherwise manage any and all transfers of Tokens by Token Holders;

(iii)           direct and/or facilitate (to the extent manually required) any and all payments to be made under the Tokens to the Token Holders; and/or

(iv)           act as the primary liaison between the Company and the Token Holders and/or any Token Trading Platform.

(b)           If, and to the extent, the Company engages a Qualified Agent it will promptly (and in any event within five (5) business days) give each Token Holder written notice of the same (each such notice, an “QA Notice”). Each such QA Notice will include, at a minimum: (i) the name of the respective Qualified Agent and the contact information of the principal contact of such Qualified Agent; and (ii) a reasonable description of the particular administrative obligations of the Company assigned to such Qualified Agent.

10.	Electronic Transactions; Payments to Token Holders.

(a)           Notwithstanding anything to the contrary herein, the parties hereby acknowledge and agree that:

(i)             all Tokens will be issued, and all times held, in digital form only;

(ii)            all of the rights, obligations and restrictions of the Token Holders provided for herein will (to the fullest extent permitted) be codified into, and made part of, the chaincode which is the Token;

(iii)           all payments to be made to the Token Holders hereunder (in particular those to be made pursuant to Section 3) will, to the fullest extent permitted by the chaincode which is the Token, be made automatically at the times, and in the manner, provided herein;

(iv)          all payments to be made to the Token Holders hereunder (in particular those to be made pursuant to any of Sections 3 through Error! Reference source not found. above) will be made electronically, by wire or ACH transfer (at the option of the Company) of immediately available U.S. currency, to the then last known Clearing Account for each Token Holder; and

(1)           it will be the sole and absolute responsibility of each Token Holder to advise the Company of any changes with respect to the Clearing Account of such Token Holder (including in connection with any transfer of the subject Token(s)); and

(2)           neither the Company, nor any of its Affiliates, officers, directors, managers, employees and/or agents, will have any liability to any Token Holder whatsoever, and each Token Holder indemnifies and holds each such Person harmless, for ANY payment(s) not received by such Token Holder as a result of such Token Holder’s failure to advise the Company of any changes to his/her/its respective Clearing Account.

(b)           Each Token Holder consents to receive electronically (pursuant to Section 11(f)(i) below) any and all documents, communications, notices, contracts, and agreements arising from, or otherwise relating in any way to, the Tokens and/or such Token Holder’s ownership of the same (including all Periodic Reports (and other filings and reports), Amendment Notices, MLA Notices, PA Notices and QA Notices and all applicable U.S. Internal Revenue Service Form 1099 notices and/or other applicable forms/disclosures).

11.	Miscellaneous.

(a)           Binding Agreement. This Agreement constitutes the valid and legally binding obligation of the Company. Each Token Holder, by virtue of their purchase (or other acceptance) of a Token, irrevocably agrees to be bound by all of the terms and conditions of this Agreement with respect to all Tokens at any time held by (or otherwise on behalf of) such Token Holder and all rights of such Token Holder as the holder of such Tokens.

(b)           Severability. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law. Any term or provision of this Agreement that is invalid or unenforceable in any situation will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation. In the event that any clause, term, or condition of this Agreement will be held invalid or contrary to law: (i) this Agreement will remain in full force and effect as to all other clauses, terms, and conditions;

(ii) the subject clause, term, or condition will be revised to the minimum extent necessary to render the modified provision valid, legal and enforceable; and (iii) the remaining provisions of this Agreement will be amended to the minimum extent necessary so as to render the Agreement as a whole most nearly consistent with the parties’ intentions in light of the modification or removal of the invalid or illegal provision.

(c)            Entire Agreement. This Agreement, together with the chaincode which is the Token, constitutes the entire agreement between the parties with respect to the Tokens and supersedes all prior understandings (whether verbal or written), if any, with respect thereto. No representations or statements of any kind made by the Company, which are not expressly stated herein or therein will be binding on the Company.

(d)            Amendments.

(i)            Neither this Agreement, nor any term hereof, may be amended, modified or waived, except with the affirmative consent of the Company and Super-Majority Consent. The Company will give each then Token Holder written notice (each such notice, a “PA Notice”) of any proposed amendment for which the Company requests consent (each a “Proposed Amendment”) and will, at the expense of the Company and together with such PA Notice, furnish to each such Token Holder all such documents and information as may be reasonably necessary (in the reasonable discretion of the Company) in order to enable the Token Holders to properly evaluate, and make a reasonably informed decision regarding, the subject Proposed Amendment. Each PA Notice will also specify the manner in which the Token Holders may submit their respective approval/disapproval of the subject Proposed Amendment (whether electronically or otherwise). The failure of any Token Holder to approve or disapprove any Proposed Amendment within fifteen (15) days after the date the respective PA Notice is delivered (or deemed to be delivered pursuant to Section 11(f)(iii) below), will be deemed an affirmative approval by such Token Holder of the subject Proposed Amendment for all purposes of determining Super-Majority Consent to such Proposed Amendment pursuant to this Section 11(d)(i); provided that, to the extent any Proposed Amendment adversely affects the rights, obligations or liabilities of the Token Holders (as a group and without regard to individual effect), the failure of any Token Holder to timely approve or disapprove such Proposed Amendment will be deemed an abstention by such Token Holder with respect to the subject vote for all purposes of determining Super Majority Consent to such Proposed Amendment pursuant to this Section 11(d)(i).

(ii)               Notwithstanding the foregoing, each of the Token Holders acknowledges and agrees that the Company may unilaterally amend, modify or otherwise supplement this Agreement, without further notice to, or consent of, any of the Token Holders to the fullest extent necessary:

(1)           to fully comply with any direction of the SEC and/or any other regulatory agency now or hereafter governing the Tokens.

provided that, in connection with any amendment made by the Company pursuant to this Section 11(d)(ii) the Company will promptly (and in any event within fifteen (15) business days) from the approval of such amendment give each then Token Holder written notice (each such notice, an “Amendment Notice”) describing the subject amendment in reasonable detail and will, at the expense of the Company and together with such Amendment Notice, furnish to each such Token Holder all such documents and other information (if any) as may be reasonably necessary (in the reasonable discretion of the Company) in order to enable the Token Holders to properly understand the subject amendment (including, where applicable, copies of all filings made by the Company to the SEC and/or any other applicable Regulatory Authority with respect to the subject amendment).

(e)           Construction. Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement. Whenever the context requires or permits, the singular will include the plural, the plural will include the singular, and the masculine, feminine and neuter will be freely interchangeable. Any and all uses of the term “including” herein means including without limitation, or including but not limited to, and will not be deemed to be exclusive or to create an exclusive reference.

(f)           Notices

(i)                 Notices To Token Holders. All notices and communications to be given or otherwise made to a Token Holder are to be sent electronically to the last known email (or other electronic) address for such Token Holder on the books and records of the Company (or such other electronic address as may be directed by such Token Holder from time to time by written notice to the Company). In connection with the foregoing, each Token Holder hereby acknowledges and agrees that:

(1)           it will be the sole and absolute responsibility of each Token Holder to advise the Company of any changes (including typographical corrections) with respect to the active email (or other electronic) notice address of such Token Holder (including in connection with any transfer of the subject Token(s)); and

(2)           neither the Company, nor any of its Affiliates, officers, directors, managers, employees and/or agents, will have any liability to any Token Holder whatsoever, and each Token Holder indemnifies and holds each such Person harmless, for ANY notice(s) (including any Amendment Notice, MLA Notice and/or PA Notice) not received by such Token Holder as a result of: (A) such Token Holder’s failure to advise the Company of any changes to his/her/its respective email (or other electronic) notice address or Clearing Account ; and/or (B) any electronic and/or other transmission not caused, directly or indirectly, by the action or inaction of the Company.

(ii)               Notices To The Company. All notices and communications to be given or otherwise made to the Company are to be sent via email to the Company at Ir@cerescoin.io with a paper copy to be sent to:

Ceres Coin LLC

332 South Michigan Ave

Suite #121-F7

Chicago, Illinois 60604

Attn: Token Investor Relations

(iii)           General. All notices, requests and demands hereunder will be deemed to have been given or made: (1) if sent by e-mail (or other electronic method) one (1) workday following transmission, provided that evidence of such transmission is retained by the sending party; (2) if delivered in person, immediately upon delivery; (3) if by nationally recognized overnight courier service with all delivery fees prepaid and with instructions to deliver the next business day, one (1) business day after sending; and (4) if by any other mail service, three (3) business days after mailing. A written notice sent to a Person will also be deemed received on the date delivery will have been refused at the address required by this Section.

(g)            Legal Counsel. Each Token Holder acknowledges and agrees that: (i) such Token Holder has had ample opportunity to consult with, and receive advice from, legal counsel of his/her/its choice with respect to this Agreement and the Tokens and, having had said opportunity, has either consulted with such legal counsel or has made the decision not to consult with legal counsel prior to purchasing their respective Token(s); and (ii) any rule of construction that operates in whole or in part to resolve ambiguities against the drafter of a document will not apply to the interpretation of this Agreement.

(h)           Successors and Assigns. All of the terms and provisions hereof will be binding upon, and inure to the benefit of, the respective executors, administrators, legal representatives, successors and permitted assigns of each of the parties hereto.

(i)             Termination of Token. Upon the payment (in full) of all amounts payable to the Token Holders hereunder, all Tokens will be deemed fully satisfied and automatically terminated without further notice to, or action by, any party.

(j)             Governing Law. This Agreement will be construed and enforced in accordance with and governed by the internal laws of the State of Delaware without regard to the choice or conflict of law principles or rules that may cause the application of the laws of any jurisdiction other than those of the State of Delaware.

(k)             Dispute Resolution. Each of the parties irrevocably agrees as follows:

(i)            Except as provided in Section 11(l) below, should any dispute, controversy, claim or difference of any kind, in contract, tort or otherwise, arising out of or in connection with this Agreement and/or the Tokens (each a “Dispute”), including any Dispute with respect to the calculation, amount and/or payment of any distribution to be made to a Token Holder(s) hereunder, the party raising the Dispute will provide written notice of such Dispute to the Company (each such notice, a “Dispute Notice”). Such Dispute Notice will contain, at a minimum, a reasonably detailed explanation of the subject Dispute together with all supporting documentation (if any) and/or reference thereto, as applicable. The Company will respond to the party raising the Dispute, in writing, within ten (10) business days of receipt of a Dispute Notice (each response, a “Dispute Response”).

(ii)            If the subject Dispute is not resolved promptly following the exchange of the Dispute Notice and the Dispute Response pursuant Section 11(k)(i) above, the subject Dispute will be resolved individually and exclusively by binding arbitration administered by JAMS (“JAMS”) in accordance with its then-existing alternative dispute resolution procedures related to blockchain/cryptocurrency/digital asset disputes. Such Dispute will be finally settled by a three-arbitrator panel (each an “Arbitral Tribunal”). Further, to the extent any such unresolved Dispute relates, in whole or in part, to the technology underlying the Tokens and/or the Company’s business (or any portion thereof), each member of the Arbitral Tribunal will have demonstrated familiarity with the subject technology.

(iii)          The party initiating arbitration will do so with JAMS. Unless otherwise mutually agreed to by the subject parties, the claimant (or claimants) will appoint one arbitrator in the applicable demand for arbitration, the respondent (or respondents) will appoint one arbitrator in the answering statement or, if no answering statement is filed, within fourteen (14) days of receipt of such demand for arbitration. If a party fails to timely appoint an arbitrator either within the period provided in this Section or such other time period as may otherwise be mutually agreed, the appointment will be made by JAMS. Following their appointment, the two arbitrators will consult, for a period not exceeding thirty (30) days on the appointment of the third arbitrator, who will serve as chairperson. If the two arbitrators fail to agree on the appointment of the third arbitrator within such thirty (30) day period, the third arbitrator will be appointed by JAMS.

(iv)              Absent the mutual agreement of the subject parties, the seat of any arbitration pursuant to this Section will be, and all hearings will take place in, the District of Columbia. The Arbitral Tribunal will be directed to render an award (each an “Award”) in writing within thirty

(30) days following the last day of the final hearing. Such Award will state the reasons for the Award, will be final and binding on the parties, and will deal with the question of costs of arbitration and all matters related thereto. The prevailing party will be entitled to recover its legal and other fees. Notwithstanding anything to the contrary in this Section, any Award may be recognized and enforced by any court of competent jurisdiction.

(v)           If the Company is the party initiating arbitration, it will pay all of the administrator’s filing costs and administrative fees (other than hearing fees). If arbitration is instituted by any other party, filing costs and administrative fees (other than hearing fees) will be paid in accordance with the rules of the administrator selected, or in accordance with countervailing law if contrary to the administrator’s rules. With regard to hearing fees, the Company will pay the administrator’s hearing fees for one full day of arbitration hearings. Absent the mutual agreement of the subject parties, fees for hearings that exceed one day will be paid by the party requesting the hearing, unless the administrator’s rules or Applicable Law require otherwise. Notwithstanding the foregoing, each party will bear the expense of its own attorney’s fees, except as otherwise provided by law. If a statute gives any party the right to recover any of these fees, these statutory rights will apply in the arbitration notwithstanding anything to the contrary herein.

(vi)              Within thirty (30) days of a final Award, a party may appeal the Award for reconsideration by a second three-arbitrator panel selected according to the rules of the arbitrator administrator. In the event of such an appeal, an opposing party may cross appeal within thirty (30) days after notice of the appeal. The panel will reconsider de novo all aspects of the initial Award that are appealed. Costs and conduct of any appeal will be governed by this Section and the administrator’s rules, in the same way as the initial arbitration proceeding. Any Award by the individual arbitrator that is not subject to appeal, and any panel award on appeal, will be final and binding, except for any appeal right under the Federal Arbitration Act, and may be entered as a judgment in any court of competent jurisdiction.

(vii)            Unless otherwise consented to in writing by all parties to the arbitration: (1) no arbitration will proceed on a class, representative, or collective basis (including as private attorney general on behalf of others), even if the claim or claims that are the subject of the arbitration had previously been asserted (or could have been asserted) in a court as class representative, or collective actions in a court; (2) no party to an arbitration may join, consolidate, or otherwise bring claims for or on behalf of two or more individuals or unrelated corporate entities in such arbitration unless those Persons are parties to a single transaction; and (3) an Award will determine the rights and obligations of the named parties only, and only with respect to the claims in the subject arbitration, and will not: (A) determine the rights, obligations, or interests of anyone other than a named party, or resolve any Dispute of anyone other than a named party; or (B) make an Award for the benefit of, or against, anyone other than a named party. No arbitration administrator or arbitrator will have the power or authority to waive, modify, or fail to enforce this Section 11(k)(vii), and any attempt to do so, whether by rule, policy, arbitration decision or otherwise, will be invalid and unenforceable. Any challenge to the validity of this Section 11(k)(vii) will be determined exclusively by a court of competent jurisdiction in the District of Columbia and not by any arbitration administrator or arbitrator.

(l)             Jurisdiction for Disputes Related to Breaches of Federal Securities Laws. Notwithstanding Section 11(k) above, in the event of a Dispute resulting from the breach of any federal Securities Laws, the parties hereby irrevocably agree that: (i) any action or proceeding arising out of, or otherwise relating to, such Dispute will be will be commenced solely in the applicable court of competent jurisdiction in the District of Columbia; and (ii) summons and complaint commencing an action or proceeding in any such court will be properly served and will confer personal jurisdiction if served personally or by registered mail as provided under the laws of the District of Columbia.

[Remainder of Page Intentionally Left Blank]

SCHEDULE C

CERES COIN LLC MEMBER LIST AND TENURES

CERES COIN LLC MEMBER LIST AND TENURES

1.	Greg Andersen - Initial Term as Manager 5 years, ending on February 24, 2030;
2.	Charlie Uchill - Initial Term as Manager 5 years, ending on February 24, 2030;
3.	Laird Bunch - Initial Term as Manager 3 years, ending on February 24, 2028;
4.	Jesse Channon - Initial Term as Manager 3 years, ending on February 24, 2028; and
5.	Matt Seal - Initial Term as Manager 3 years, ending on February 24, 2028.

SCHEDULE D

COMPANY OFFICERS

1.	Greg Andersen - CEO and President;
2.	Charlie Uchill – COO. Executive Vice President, Treasurer, Assistant Secretary; and
3.	Larry Uchill - Secretary